Exhibit 4(a)

HUNTINGTON INVESTMENT

AND

TAX SAVINGS PLAN

Amended and Restated Effective as of January 1, 2010

i

1.44	Prior Plan	11
1.45	Plan Year	11
1.46	Projected Annual Benefit	12
1.47	Qualified Domestic Relations Order	12
1.48	Qualified Employer Contribution	12
1.49	Qualified Employer Contribution Account	12
1.50	Required Beginning Date	12
1.51	Rollover Account	12
1.52	Roth Elective Deferrals	12
1.53	Roth Elective Deferral Account	12
1.54	Service and Credited Service	12
1.55	Spouse	13
1.56	Stock Rights	13
1.57	Trust or Trust Fund	13
1.58	Trustee	13
1.59	Valuation Date	13
1.60	Year of Service	13

ARTICLE II ELIGIBILITY AND PARTICIPATION		14
2.01	Eligibility Requirements	14
2.02	Application for Participation	14
2.03	Participation Upon Reemployment	14
2.04	Month of Employment	15
2.05	Predecessor Employer	15

ARTICLE III EMPLOYER CONTRIBUTIONS		15
3.01	Employer Contributions	15
3.02	Matching Contributions for Elective Deferrals	15
3.03	Limitations on Allocations	15
3.04	Return of Contributions	17

ARTICLE IV PARTICIPANT CONTRIBUTIONS		18
4.01	Employee After-Tax Contributions	18
4.02	Elective Deferral Contributions	18
4.03	Catch-up Contributions	20
4.04	Roth Elective Deferrals	20
4.05	Annual Elective Deferral Limitation	20

ARTICLE V PROVISIONS RELATING TO NONDISCRIMINATION UNDER CODE SECTIONS 401(K) AND 401(M)		22
5.01	Alternative Method of Meeting Nondiscrimination Requirements	22
5.02	Section 401(k) Nondiscrimination Provisions	22
5.03	Section 401(m) Nondiscrimination Provisions	25

ARTICLE VI PARTICIPANT ACCOUNTS		27
6.01	Accounts	27
6.02	Valuation of Trust Fund	27
6.03	Adjustment of Accounts	27
6.04	Participant Investment of Accounts	27

ARTICLE VII VESTING AND PAYMENT OF BENEFITS		29
7.01	Fully Vested Accounts	29
7.02	Payment Timing	29
7.03	Manner of Payment	30
7.04	Determination of Amount	30
7.05	Mandatory Distributions	30
7.06	Minimum Distribution Requirements	31
7.07	Beneficiary Designation	35
7.08	Distributions Under Qualified Domestic Relations Order	35
7.09	Facility of Payment	35
7.10	Hardship Distributions	36
7.11	Direct Rollover of Eligible Rollover Distributions	37
7.12	In-Service Distributions	39
7.13	Other Distributable Amounts	40
7.14	Notice of Rollover Treatment	41

ARTICLE VIII NAMED FIDUCIARY POWERS AND RESPONSIBILITIES		42
8.01	Allocation of Responsibility	42
8.02	Discretionary Authority	42

ARTICLE IX TRUSTEE POWERS AND RESPONSIBILITIES		43
9.01	Basic Responsibilities	43
9.02	Investment Powers and Duties	43
9.03	Trustee to Trustee Transfers	43
9.04	Company Stock Fund	44
9.05	Tender Offers	44
9.06	Other Powers	45
9.07	Duties Regarding Contributions and Payments	46
9.08	Trustee’s Compensation and Expenses and Taxes	46
9.09	Records and Reports	46
9.10	Removal or Resignation of Trustee	47
9.11	Plan Expenses and Taxes	47

ARTICLE X ADMINISTRATION		48
10.01	Company Responsibility	48
10.02	Powers and Duties of the Committee	48
10.03	Organization and Operation of the Committee	48
10.04	Statement of Participant’s Account	49
10.05	Delivery of Notices, Reports and Statements	49
10.06	Claims Procedure	49
10.07	Statutory Claims Procedure	49
10.08	No Contract of Employment	50
10.09	Indemnification	50

ARTICLE XI AMENDMENT, TERMINATION, MERGERS AND ROLLOVERS		52
11.01	Amendment or Termination	52
11.02	Merger, Direct Transfer and Elective Transfer	52
11.03	Rollover Contributions	54

ARTICLE XII TOP-HEAVY PROVISIONS		56
12.01	Minimum Employer Contribution	56
12.02	Additional Contribution	56
12.03	Determination of Top Heavy Status	57
12.04	Top Heavy Vesting Schedule	57
12.05	Definitions	57

ARTICLE XIII MISCELLANEOUS		59
13.01	Participant’s Rights	59
13.02	Alienation	59
13.03	Construction of Agreement	59
13.04	Gender and Number	60
13.05	Prohibition Against Diversion of Funds	60
13.06	Receipt and Release for Payments	60
13.07	Uniformity	60
13.08	Severability	60

ARTICLE XIV THE ESOP		61
14.01	ESOP Established	61
14.02	Eligibility	61
14.03	Investments in Company Stock	61
14.04	Payment of Dividends	61
14.05	Payment of Benefits	62
14.06	Withdrawal and Diversification	62
14.07	Special Provisions Concerning the ESOP and Non-ESOP Portions of the Plan	62

SCHEDULE A – LIST OF PARTICIPATING EMPLOYERS		A-1

SCHEDULE B – PLAN MERGERS		B-1

HUNTINGTON INVESTMENT AND TAX SAVINGS PLAN

Purpose

Huntington Bancshares Incorporated, a Maryland Corporation (the “Company”), sponsors the Huntington Investment and Tax Savings Plan (the “Plan”) for the benefit of Employees of the Company and any other Related Employer that adopts the Plan. The Plan is hereby amended and restated in its entirety, generally effective as of January 1, 2010, unless otherwise stated herein.

This plan document is intended to reflect provisions as necessary to conform to various legislation and guidance under the Code and ERISA, including the Economic Growth and Tax Relief Reconciliation Act of 2001 (EGTRRA) (with technical corrections made by the Job Creation and Worker Assistance Act of 2002 (JCWAA)), the American Jobs Creation Act of 2004 (AJCA), the Pension Protection Act of 2006 (PPA ‘06), the Heroes Earnings Assistance and Relief Tax Act of 2008 (HEART); the Emergency Economic Stabilization Act of 2008 (EESA), the Worker, Retiree, and Employer Recovery Act of 2008 (WRERA), and other guidance in effect as of October 2010.

The Plan is intended to be qualified under Code Section 401(a), with a cash or deferred arrangement qualified under Code Section 401(k) and its corresponding trust exempt from taxation under Code Section 501(a). In addition, the Plan is intended to be a profit sharing plan pursuant to the requirements of Code Section 401(a)(27). The portion of the Plan related to Accounts invested in the Company Stock Fund, and the dividends thereon, shall constitute an employee stock ownership plan under Code §4975(e)(7).

The Plan is for the exclusive benefit of the Employees of the Company and their beneficiaries and of any corporation adopting the Plan and listed on Schedule A, as amended, attached hereto and made a part hereof. No part of the trust corpus or income shall ever be used or diverted to any purpose other than for the exclusive benefit of the Participants or their beneficiaries.

The provisions of this amended and restated Plan shall apply solely to an Employee whose employment with the Employer terminates on or after the Effective Date. An Employee whose employment with the Employer terminates prior to the Effective Date shall be entitled to a benefit, if any, as determined under the provisions of the Plan or the Prior Plan (defined below) in effect on the date that his employment terminated.

Plan Background

Huntington Bancshares Incorporated established a Qualified Employee Stock Purchase Plan and Trust, effective January 1, 1978. This Plan and Trust has been amended and restated from time to time; effective January 1, 1985, the Plan was renamed the Huntington Stock Purchase and Tax Savings Plan and Trust (the “Plan”). The Plan was restated by a document signed December 7, 1992, generally effective January 1, 1987, except as otherwise noted in that Plan document. The Plan as embodied in the December 7, 1992 document was submitted to the Internal Revenue Service to obtain a determination that the Plan satisfied Sections 401(a) and 501(a) of the Internal Revenue Code. A favorable determination letter was issued July 12, 1993. The Plan was again amended and restated effective January 1, 1987 (unless otherwise noted) and signed October 13, 1994. The document signed October 13, 1994 was submitted to the Internal Revenue Service to obtain a determination letter that the Plan satisfied 401(a) and 501(a) of the Internal Revenue Code. A favorable determination letter was issued June 13, 1995. The Plan was amended and restated effective April 1, 1998 (unless another date was otherwise noted) and its name was changed to the Huntington Investment and Tax Savings Plan. The Plan was again amended and restated effective January 1, 1997 and signed February 28, 2002.

ARTICLE I

Definitions

Each word and phrase defined in this Article I shall have the following meaning whenever such word or phrase is capitalized and used herein unless a different meaning is clearly required by the context of this agreement.

1.01	Administrator. Administrator shall mean the Company.

1.02	Account. Account shall mean the combined value of all accounts maintained for a Participant under this Plan.

1.03	Actual Contribution Percentage or ACP. Actual Contribution Percentage or ACP shall mean the average of the Contribution Percentages of the Eligible Participants in a group.

1.04	Actual Deferral Percentage or ADP. Actual Deferral Percentage or ADP shall mean, for a specified group of Participants for a Plan Year, the average of the ratios (calculated separately for each Participant in such group) of (1) the amount of Employer contributions, as defined in this Section 1.04, actually paid over to the Trust Fund on behalf of such Participant for such Plan Year to (2) the Participant’s compensation for such Plan Year as defined in Article V. Employer contributions on behalf of any Participant shall include: (1) any Elective Deferrals made pursuant to the Participant’s deferral election, including Excess Elective Deferrals of Highly Compensated Employees, but excluding (a) Excess Elective Deferrals of Non-Highly Compensated Employees that arise solely from the Elective Deferrals made under this Plan or other plans of Employer and (b) Elective Deferrals that are taken into account in the Contribution Percentage test (provided the ADP test is satisfied both with and without exclusion of these Elective Deferrals); and (2) at the election of the Employer, Employer contributions. For purposes of computing the Actual Deferral Percentage, an Employee who would be a Participant but for the failure to make Elective Deferrals shall be treated as a Participant on whose behalf no Elective Deferrals are made. This Section is effective January 1, 1997.

1.05	Aggregate Limit. Aggregate Limit shall mean the sum of (i) 125 percent of the greater of the ADP of the Nonhighly Compensated Employees for the Plan Year or the ACP of Nonhighly Compensated Employees under the Plan subject to Section 401(m) of the Code for the Plan Year beginning with or within the Plan Year of the cash or deferred arrangement and (ii) the lesser of 200 percent or two plus the lesser of such ADP or ACP. “Lesser” is substituted for “greater” in “(i),” above, and “greater” is substituted for “lesser” after “two plus the” in “(ii)” if it would result in a larger Aggregate Limit.

1.06	Annual Addition. Annual Addition shall mean the sum of the following amounts allocated on behalf of a Participant for a Limitation Year: (a) all Employer contributions; (b) all forfeitures; and (c) all Participant contributions. Except to the extent provided in Treasury regulations, Annual Additions include excess contributions described in Section 401(k) of the Code, excess aggregate contributions described in Section 401(m) of the Code, and excess deferrals described in Section 402(g) of the Code, irrespective of whether the Plan distributes or forfeits such excess amounts. Annual Additions also include Excess Amounts reapplied to reduce Employer contributions under Section 3.03.

Amounts allocated after March 31, 1984, to an individual medical account (as defined in Section 415(l)(2) of the Code) included as part of a pension or annuity plan maintained by the Employer are Annual Additions. Furthermore, Annual Additions include contributions paid or accrued after December 31,

1985, for taxable years ending after December 31, 1985, attributable to post-retirement medical benefits allocated to the separate account of a key employee (as defined in Section 419A(d)(3) of the Code) under a welfare benefit fund (as defined in Section 419(e) of the Code) maintained by the Employer, but only for purposes of the dollar limitation applicable to the Maximum Permissible Amount.

Restorative payments allocated to a Participant’s Account, which include payments made to restore losses to the Plan resulting from actions (or a failure to act) by a fiduciary for which there is a reasonable risk of liability under Title I of ERISA or under other applicable federal or state law, where similarly situated participants are similarly treated do not give rise to an “Annual Addition” for any Limitation Year.

1.07	Authorized Leave of Absence. Authorized Leave of Absence shall mean any absence authorized by the Employer under its standard personnel practices, including, but not limited to, service in the United States Armed Forces on account of war or other emergency provided the Participant returns to employment with the Employer prior to the expiration of such authorized absence or as provided by law.

1.08	Break in Service. Break in Service shall mean a twelve (12) consecutive calendar month period commencing on the first day of the month following an Employee’s termination of employment during which such Employee does not perform an Hour of Service for the Employer.

1.09	Code. Code shall mean the Internal Revenue Code of 1986, as it may be amended from time to time.

1.10	Committee. Committee shall mean the Huntington Bancshares Incorporated Investment and Administrative Committee established and maintained pursuant to Article X.

1.11	Common Stock. Common Stock shall mean the common shares of Huntington Bancshares Incorporated.

1.12	Company. Company shall mean Huntington Bancshares Incorporated, a Maryland Corporation.

1.13	Company Stock Fund. Company Stock Fund shall mean the account described in Section 9.04.

1.14	Compensation.

(a)	Generally. Compensation shall mean with respect to each Employee of the Employer, an Employee’s actual base compensation. This definition of Compensation is modified by the following inclusions and exclusions:

(i)	Inclusions: Compensation for purposes of the foregoing paragraph shall include the following: (1) amounts deferred and excluded from the Participant’s taxable income pursuant to Code Sections 125, 132(f)(4) or 402(e)(3); (2) paid time off pursuant to Huntington’s Paid Time Off Policy; and (3) payments under the Huntington’s short-term disability plan.

(ii)	Exclusions: Compensation for purposes of the foregoing paragraphs shall exclude the following: (1) bonuses; (2) commissions; (3) overtime; and (4) severance payments.

The measuring period for determining Compensation shall be the Plan Year. For purposes of Section 3.03 (relating to Code Section 415 limits), Article V (relating to nondiscrimination) and Article XII (relating to top-heavy provisions), Compensation is defined as later provided in this Section.

Effective January 1, 2008, in determining the amount or allocation of any contribution that is based on Compensation, only Compensation paid to a Participant for services rendered to the Employer while employed as an Eligible Employee shall be taken into account. Further, notwithstanding anything to the contrary herein, severance amounts paid after severance from employment shall be excluded from Compensation. For purposes of this Section, “severance amounts” are any amounts paid by the later of 2 1/2 months after severance from employment or by the end of the limitation year that includes the date of such severance from employment, excluding payments of regular compensation for services during the Employee’s regular working hours, or compensation for services outside the Employee’s regular working hours (such as shift differential or overtime), commissions, bonuses, or other similar payments if such payments would have been made prior to a severance from employment if the Employee had continued in employment with the employer.

For purposes of this Section, an Employee has a “severance from employment” when the Employee ceases to be an employee of the employer maintaining the Plan, and an Employee does not have a “severance from employment” if, in connection with a change of employment, the individual’s new employer maintains such Plan with respect to the individual. The determination of whether an Employee ceases to be an employee of the employer maintaining the Plan is based on all of the relevant facts and circumstances.

(b)	Compensation Limit. The annual Compensation of each Employee taken into account in determining allocations for any Plan Year beginning after December 31, 2009, shall not exceed $245,000, as adjusted for cost-of-living increases in accordance with Section 401(a)(17)(B) of the Code. Annual Compensation means Compensation during the Plan Year or such other consecutive 12-month period over which Compensation is otherwise determined under the Plan (the determination period). The cost-of-living adjustment in effect for a calendar year applies to annual Compensation for the determination period that begins with or within such calendar year.

(c)	Compensation – Special Rules.

(i)	For purposes of Section 3.03 and Article XII, Compensation shall mean compensation as set forth in Section 415(c)(3) of the Code, with the following exceptions:

(A)	Compensation shall be based on the amount of wages, salaries, fees for professional services, and other amounts received (without regard to whether or not an amount is paid in cash) for personal services actually rendered in the course of employment with the Employer maintaining the Plan, to the extent that the amounts are includible in gross income (or to the extent amounts would have been received and includible in gross income but for an election under Code Sections 125(a), 132(f)(4), 402(e)(3), 402(h)(1)(B), 402(k), or 457(b)). These amounts include but are not limited to commissions paid to salespersons, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips, bonuses, fringe benefits, and reimbursements or other expense allowances under a non-accountable plan as described in Treasury Regulation Section 1.62-2(c);

(B)

Compensation shall include amounts paid by the later of 2 1/2 months after, or the end of the Limitation Year that includes the date of the Participant’s severance from employment with the employer, if such amounts are either payments for unused accrued bona fide sick, vacation, or other leave (but only if the Employee would have been able to use the leave if employment had continued);

(C)	Compensation shall include amounts that otherwise would be excluded as “severance amounts” if such amounts are paid to an individual who does not currently perform services for the employer because of qualified military service (as defined in Code Section 414(u)(1)) to the extent those amounts do not exceed the amounts the individual would have received if the individual had continued to perform services for the employer rather than entering qualified military service or to a Participant who is permanently and totally disabled;

Effective January 1, 2009, for Participants on active duty in the uniformed services for a period of more than 30 days, Compensation shall include any differential wage payments, as defined by Code Section 3401(h)(2), to the extent such payments are made by the Employer. Such differential wage payments shall be treated as compensation solely for purposes of limitations under Code Section 415 and any other Code section that references the definition of compensation under Code Section 415.

(D)	Solely for purposes of Section 3.03, Compensation shall include amounts that are includible in the gross income of an Employee under the rules of Code Sections 409A or 457(f)(1)(A) or because the amounts are constructively received by the Employee. In addition, for purposes of Section 3.03 Compensation shall not include

1.	amounts that exceed the limit imposed under Code Section 401(a)(17);

2.	amounts paid as compensation to a nonresident alien, as defined in Code Section 7701(b)(1)(B), who is not a Participant in the Plan to the extent the compensation is excludable from gross income and is not effectively connected with the conduct of a trade or business within the United States (this exclusion shall also apply for purposes of Article XII);

3.	employer contributions to a plan of deferred compensation which are not includible in the Participant’s gross income for the taxable year in which contributed or Employer contributions under a simplified employee pension to the extent such contributions are deductible by the Employee, or any distributions from a plan of deferred compensation;

4.	amounts realized from the exercise of a non-qualified stock option, or when restricted stock (or property) held by the Employee either becomes freely transferable or is no longer subject to a substantial risk of forfeiture;

5.	amounts realized from the sale, exchange or other disposition of stock acquired under a qualified stock option; and

6.	other amounts which received special tax benefits, or contributions made by an Employer (whether or not under a salary reduction arrangement) towards the purchase of an annuity described in Section 403(b) of the Code (whether or not the amounts are actually excludable from the gross income of the Employee).

For purposes of Section 3.03, the measuring period for determining Compensation shall be the Limitation Year. Compensation for a Limitation Year is the Compensation actually paid or includible in gross income during such Limitation Year.

1.15	Contribution Agreement. Contribution Agreement shall mean an agreement by a Participant by which he authorizes the Employer to deduct and withhold from such Participant’s Compensation a specified amount and to contribute such amount to the Plan pursuant to the provisions of Section 4.02. Such authorization shall be processed according to the Employer’s administrative procedures.

1.16	Contribution Percentage. Contribution Percentage shall mean the ratio (expressed as a percentage) of the Participant’s Contribution Percentage Amounts to the Participant’s compensation for the Plan Year.

1.17	Contribution Percentage Amounts. Contribution Percentage Amounts shall mean the sum of the Matching Contributions, and Qualified Matching Employer contributions (to the extent not taken into account for purposes of the ADP test) made under the Plan on behalf of the Participant for the Plan Year. Such Contribution Percentage Amounts shall include forfeitures of Excess Aggregate Contributions or Matching Contributions allocated to the Participant’s Account which shall be taken into account in the year in which such forfeiture is allocated. The Employer may elect to use Elective Deferrals in the Contribution Percentage Amounts so long as the ADP test is met before the Elective Deferrals are used in the ACP test and continues to be met following the exclusion of those Elective Deferrals that are used to meet the ACP test. This Section is effective January 1, 1997.

1.18	Determination Year. Determination Year shall mean the current Plan Year.

1.19	Disability. Disability shall mean the inability to engage in any substantial gainful activity because of a medically determinable physical or mental impairment expected to result in death or which has lasted, or can be expected to last, for a continuous period such that a Participant is disabled, as defined under the Huntington Long Term Disability Plan. Disability shall be determined by the Named Fiduciary in accordance with uniform principles consistently applied, upon the basis of such information as the Named Fiduciary deems necessary or desirable and provided that such Disability occurs while the Participant is an Employee of the Company.

1.20	Effective Date. Effective Date shall mean January 1, 2010, the date on which the provisions of this amended and restated Plan become effective, except as otherwise provided herein. The original Effective Date of the Plan was January 1, 1978.

1.21

Elective Deferrals. Elective Deferrals shall mean the Employer contributions made at the election of the Participant, in lieu of cash compensation under Section 4.02. With respect to any taxable year, a Participant’s Elective Deferral is the sum of all Employer contributions made on behalf of such Participant pursuant to an election to defer under any qualified cash or deferred arrangement as described in Section 401(k) of the Code, any simplified employee pension, cash or deferred arrangement as described in Section 402(h)(1)(B) of the Code, any eligible deferred compensation plan under Section 457 of the Code, any plan as described under Section 501(c)(18) of the Code, and any Employer contributions made on the behalf of a Participant for the purchase of an annuity contract under Section 403(b) of the Code pursuant to a salary reduction agreement. Effective January 1, 2009, the term ‘Elective Deferrals’ shall include Pre-tax Elective Deferrals and Roth Elective Deferrals. Pre-tax Elective Deferrals shall mean a Participant’s Elective Deferrals that are not includible in the Participant’s gross income at the time deferred. Elective Deferrals shall not include any deferrals properly distributed as excess Annual Additions. Roth Elective Deferrals are defined in Section 1.52.

1.22	Elective Deferral Account. Elective Deferral Account shall mean an account established for a Participant for the purpose of receiving Pre-tax Elective Deferral contributions made to the Plan by the Employer on behalf of the Participant pursuant to Section 4.02.

1.23	Employee. Employee shall mean any person employed by the Employer or any other employer required to be aggregated with such Employer under Sections 414(b), (c), (m) or (o) of the Code.

The term Employee shall include any Leased Employee deemed to be an Employee as provided in Sections 414(n) or (o) of the Code of any Employer described in the preceding paragraph. Provided, however, Leased Employees shall not be considered an Employee unless such participation is required to meet the minimum coverage requirements under Section 410(b) of the Code.

The term Employee excludes any independent contractor or any individual classified by an Employer as an independent contractor. In addition the term Employee excludes any person who is a member of a union with which the Employer has a collective bargaining agreement directly or through an employer’s association in which retirement benefits have been the subject of good faith bargaining between the Employer and its employees who are covered by the collective bargaining contract.

Any individual whose is deemed by the Employer to be an independent contractor and/or is treated as a Leased Employee and who is subsequently determined by a regulatory agency, judicial proceeding or settlement to be an Employee, shall be deemed by the Employer excluded from eligibility under this Plan from the effective date that the status of Employee is so determined by the regulatory agency, judicial proceeding or settlement.

1.24	Employee After-Tax Contribution. Employee After-Tax Credit shall mean a contribution, if any, made by or on behalf of a Participant on an after-tax basis pursuant to Section 4.01.

1.25	Employer. Employer shall mean the Company and the employer banks or corporations, and any other bank or corporation that requests, with the consent of the Board of Directors of Huntington Bancshares Incorporated, to become a participating Employer and which are listed on Schedule A, as amended from time to time. When the context so requires, the term Employer shall be limited to the Company.

1.26	Entry Date. Entry Date shall mean the first day of any month and shall be the date on which an Employee may again participate in the Plan following suspension of participation for any reason.

In addition, “Initial Entry Date” shall mean the first day of the first month coinciding with or next following the date on which an Employee meets the eligibility requirements of Section 2.01, and “Special Entry Date” shall mean the first of the month coinciding with or next following the date (or the date as soon as administratively feasible following the date) on which a former Employee who was a Participant or eligible to participate in the Plan, is again employed by an Employer after a period when such person was not an Employee.

1.27	ERISA. ERISA shall mean the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

1.28	Excess Aggregate Contribution. Excess Aggregate Contribution shall mean, with respect to any Plan Year, the excess of:

(a)	The aggregate Contribution Percentage Amounts taken into account in computing the numerator of the Contribution Percentage actually made on behalf of a Highly Compensated Employee for such Plan Year, over

(b)	The maximum Contribution Percentage Amounts permitted by the ACP test (determined by reducing contributions made on behalf of Highly Compensated Employees in order of their Matching Contribution amount beginning with the highest dollar amount of such Matching Contribution).

Such determination shall be made after first determining Excess Elective Deferrals pursuant to Section 4.05 and then determining Excess Contributions pursuant to Section 5.02.

1.29	Excess Contributions. Excess Contributions shall mean, with respect to any Plan Year, the excess of:

(a)	The aggregate amount of Employer contributions actually taken into account in computing the ADP of Highly Compensated Employees for such Plan Year, over

(b)	The maximum amount of such contributions permitted by the ADP test (determined by reducing contributions made on behalf of Highly Compensated Employees in order of the Elective Deferral Contribution beginning with the highest dollar amount of such Elective Deferral Contributions.

1.30	Excess Elective Deferrals. Excess Elective Deferrals shall mean those Elective Deferrals that are includible in a Participant’s gross income under Section 402(g) of the Code to the extent such Participant’s Elective Deferrals for a taxable year exceed the dollar limitation under such Section of the Code. Excess Elective Deferrals shall be treated as Annual Additions under the Plan.

1.31	Highly Compensated Employee. Highly Compensated Employee shall include, for a particular Plan Year, any Employee who:

(a)	at any time during the Plan Year or the prior Plan Year was a five (5)-percent owner (as defined in Section 416(i)(1) of the Code); or

(b)	for the preceding Plan Year:

(i)	received more than $110,000 in Compensation from the Employer in 2010 (or such higher amount as adjusted for the cost of living pursuant to Code Section 414(q)(1)), and

(ii)	was in the top twenty percent (20%) of Employees when ranked on the basis of Compensation paid during such Plan Year (excluding Employees described in Code Section 414(q)(5) and applicable regulations).

Highly Compensated Employees also include highly compensated former employees. A highly compensated former employee includes any Employee who has separated from Service (or was deemed to have separated from Service) prior to the current or preceding Plan Year, performs no Service for the Employer during such Plan Year, and was a highly compensated active Employee for either the separation year or any Plan Year ending on or after the Employee’s 55th birthday in accordance with the rules for determining Highly Compensated Employee status in effect for that determination year and in accordance with applicable Treasury Regulations and IRS guidance.

The determination of who is a Highly Compensated Employee will be made in accordance with Section 414(q) of the Code and the regulations hereunder.

The group of Employees or Participants who meet the definition of a Highly Compensated Employee, as defined in Section 414(q) of the Code and this Section, shall be the “HCE Group”.

1.32	Hour of Service. Hour of Service shall mean:

(a)	Each hour for which an Employee is paid, or shares in income, or is entitled to payment or to share in income, for the performance of duties or services for the Employer. These hours shall be credited to the Employee for the computation period or periods in which the duties are performed; and

(b)	Each hour for which an Employee is paid, or entitled to payment, by the Employer on account of a period of time during which no duties are performed (irrespective of whether the employment relationship has terminated) due to vacation, holiday, illness, incapacity (including Disability), layoff, jury duty, military duty or leave of absence. No more than 501 hours of service shall be credited under this paragraph for any single continuous period (whether or not such period occurs in a single computation period). Hours under this paragraph shall be calculated and credited pursuant to Section 2530.200b-2 of the Department of Labor Regulations which are incorporated herein by this reference; and

(c)	Each hour for which back pay, irrespective of mitigation of damages, is either awarded or agreed to in writing by the Employer. The same hours of service shall not be credited both under paragraph (a) or paragraph (b) above, as the case may be, and under this paragraph (c) These hours shall be credited to the Employee for the Computation Period or periods to which the award or agreement pertains rather than the computation period in which the award, agreement or payment is made.

(d)	Solely for purposes of determining whether a Break in Service for participation purposes has occurred, an Employee who is on a maternity or paternity leave of absence shall be given credit for each hour which otherwise would have been credited to such Employee but for such absence. In the event it cannot be determined how many hours would have been credited to such Employee, credit shall be given for eight (8) hours of service per normal workday of absence. No more than 501 Hours of Service shall be credited under this paragraph by reason of any such maternity or paternity leave of absence. The hours credited under this paragraph shall be treated as Hours of Service only in the year that the absence from work begins if such treatment would prevent a Participant from incurring a Break in Service in that year. In any other case, hours credited under this paragraph shall be treated as Hours of Service in the year following the year in which the absence from work begins. “Maternity or paternity leave of absence” shall mean absence from work for any period by reason of the pregnancy of the Employee, the birth of a child of the Employee, the placement of a child with the Employee in connection with the adoption of such child by the Employee, or absence for the purpose of caring for a child during the period immediately following such birth or placement.

Hours of service will be credited for employment with other members of an affiliated service group (under Section 414(m) of the Code), a controlled group of corporations (under Section 414(b) of the Code), or a group of trades or businesses under common control (under Section 414(c) of the Code) of which the adopting Employer is a member, and any other entity required to be aggregated with the Employer pursuant to Section 414(o) of the Code and the Regulations thereunder.

Hours of service will also be credited for any individual considered an Employee for purposes of this Plan under Code Section 414(n) or Code Section 414(o) and the regulations thereunder.

Effective December 12, 1994, notwithstanding any provision of this Plan to the contrary, contributions, benefits and service credit with respect to qualified military service will be provided in accordance with Section 414(u) of the Code. Additionally, each Employee shall be credited with Hours of Service in accordance with the Family and Medical Leave Act, but only for the purposes of and to the extent required by the statute.

1.33	Leased Employee. Leased Employee shall mean any person (other than an employee of the recipient) who pursuant to an agreement between the recipient Employer and any other person (“leasing organization”) has performed services for the recipient Employer (or for the recipient Employer and related persons determined in accordance with Section 414(n)(6) of the Code) on a substantially full time basis for a period of at least one year, and such services are of a type historically performed by employees in the business field of the recipient Employer. Effective for Plan Years beginning after December 31, 1996, the last requirement described in the preceding sentence shall be if such services are under the primary direction or control of the Employer. Contributions or benefits provided a Leased Employee by the leasing organization which are attributable to services performed for the recipient employer shall be treated as provided by the recipient Employer.

A Leased Employee shall not be considered an Employee of the recipient Employer if the conditions of (a) and (b) are satisfied.

(a)	Such employee is covered by a money purchase pension plan maintained by the leasing organization and which provides:

(i)	A nonintegrated employer contribution rate of at least 10 percent (10%) of compensation, as defined in Section 415(c)(3) of the Code, but including amounts contributed pursuant to a salary reduction agreement which are excludable from the employee’s gross income under Section 125, Section 402(e)(3), Section 402(h) or Section 403(b) of the Code;

(ii)	Immediate participation; and

(iii)	Full and immediate vesting.

(b)	Leased Employees do not constitute more than 20 percent (20%) of the recipient Employers nonhighly compensated workforce.

1.34	Limitation Year. Limitation Year shall mean the Plan Year.

1.35	Look-Back Year. Look-Back Year shall mean the twelve (12) consecutive month period immediately preceding the Determination Year.

1.36	Matching Contribution. Matching Contribution shall mean an Employer contribution made to this Plan on behalf of a Participant on account of a Participant’s Elective Deferrals under Section 4.02.

1.37	Matching Contribution Account. Matching Contribution Account shall mean an account established for a Participant for the purpose of receiving Matching Contributions made by the Employer to the Plan pursuant to Section 3.02.

1.38	Maximum Permissible Amount. Maximum Permissible Amount shall mean effective for Limitation Years beginning after December 31, 2001, except to the extent permitted under Section 414(v) of the Code (if applicable), the annual addition that may be contributed or allocated to a Participant’s Account under the Plan for any Limitation Year, which shall not exceed the lesser of:

(a)	$49,000, as adjusted for increases in the cost-of-living under Section 415(d) of the Code, or

(b)	100 percent of the Participant’s compensation, within the meaning of Section 415(c)(3) of the Code, for the Limitation Year.

The foregoing limit is referred to as the “415(c) Limit.” The 415(c) Limit with respect to any Participant for a Limitation Year, plus the amount of any additional elective deferral permitted to be made by a Participant under Section 414(v) of the Code with respect to such Limitation Year, is referred to as the “Maximum Permissible Amount.” The compensation limit referred to in (b) shall not apply to any contribution for medical benefits after separation from service (within the meaning of Section 401(h) or Section 419A(f)(2) of the Code) which is otherwise treated as an annual addition.

If there is a short Limitation Year because of a change in the Limitation Year, the Administrator will multiply the $49,000 limitation (or larger limitation) by the following fraction: number of months in the short Limitation Year divided by twelve (12).

1.39	Named Fiduciary. Named Fiduciary shall mean the Company.

1.40	Nonhighly Compensated Employee. Nonhighly Compensated Employee shall mean an Employee of the Employer and/or a Participant who is not a Highly Compensated Employee.

The group of Employees or Participants who are not Highly Compensated Employees shall be the “NHCE Group”.

1.41	Normal Retirement Age. Normal Retirement Age shall mean the date on which a Participant or a former Participant attains age 65.

1.42	Participant. Participant shall mean an Employee who has commenced participation in the Plan after having met the eligibility requirements of Article II. Where the context requires, Participant shall include a former or suspended Participant.

1.43	Plan. Plan shall mean the Huntington Investment and Tax Savings Plan, as set forth herein or as hereafter amended.

1.44	Prior Plan. Prior Plan shall mean a plan that merges with this Plan. Merged Prior Plans are listed at Schedule B.

1.45	Plan Year. Plan Year shall mean the calendar year.

1.46	Projected Annual Benefit. Projected Annual Benefit shall mean a Participant’s annual benefit under any defined benefit plans of the Employer that are provided by Employer contributions, based on the assumptions that the Participant will continue employment until his Normal Retirement Age, that his actual compensation will continue at the same rate as in effect for the Limitation Year under consideration until his Normal Retirement Age and that all other relevant factors used to determine benefits under the Plan will remain constant as of the current Limitation Year for all future Limitation Years.

1.47	Qualified Domestic Relations Order. Qualified Domestic Relations Order shall mean a domestic relations order as defined in Section 414(p) of the Code and Section 206(d)(3)(B) of ERISA.

Effective April 6, 2007, a domestic relations order that otherwise satisfies the requirements of a Qualified Domestic Relations Order will not fail to be a Qualified Domestic Relations Order: (i) solely because the order is issued after, or revises, another domestic relations order or Qualified Domestic Relations Order; or (ii) solely because of the time at which the order is issued, including issuance after the annuity starting date or after the Participant’s death. Such a domestic relations order is subject to the same requirements and protections that apply to Qualified Domestic Relations Orders.

1.48	Qualified Employer Contribution. Qualified Employer Contribution shall mean contributions made by the Employer and elected under Section 5.02 to be treated as Qualified Employer Contributions.

1.49	Qualified Employer Contribution Account. Qualified Employer Contribution Account shall mean an account established for a Participant for the purpose of receiving Qualified Employer Contributions made by the Employer to the Plan pursuant to Section 5.02.

1.50

Required Beginning Date. Required Beginning Date shall mean April 1 following the close of the calendar year in which the Participant or former Participant attains age 70 1/2, except that for a Participant who is not a five percent (5%) owner, Required Beginning Date shall mean April 1 following the close of the calendar year in which the Participant or former Participant attains age 70 1/2 or terminates employment with the Employer . This Section 1.50 is effective January 1, 1997.

1.51	Rollover Account. Rollover Account shall mean an account established for an Employee for the purposes of receiving a rollover contribution made to the Plan in accordance with the terms of Section 11.03 or an account established for the purpose of receiving a trustee to trustee transfer made in accordance with the terms of Section 11.02.

1.52	Roth Elective Deferrals. Roth Elective Deferrals shall mean an Elective Deferral that is (1) designated irrevocably by the Participant at the time of the cash or deferred election as a Roth Elective Deferral that is being made in lieu of all or a portion of the Pre-tax Elective Deferrals the Participant is otherwise eligible to make under the Plan; and (2) treated by the Employer as includible in the Participant’s income at the time the Participant would have received that amount in cash if the Participant had not made a cash or deferred election.

1.53	Roth Elective Deferral Account. Roth Elective Deferral Account shall mean an account established for the purpose of receiving Roth Elective Deferral contributions made to the Plan by the Employer on behalf of the Participant pursuant to Section 4.02.

1.54	Service and Credited Service. Service shall mean the period of Participant’s employment considered for determining eligibility or vesting. Credited Service shall mean the period of Participant’s employment considered for Elective Deferrals or Matching Contributions.

1.55	Spouse. Spouse shall mean the spouse or surviving spouse of the Participant, provided that a former spouse, to the extent provided under a Qualified Domestic Relations Order as described in Section 414(p) of the Code, will be treated as the spouse or surviving spouse.

1.56	Stock Rights. Stock Rights shall mean any options, rights, warrants or other interests in common stock which are granted issued or exchanged with respect to Common Stock pursuant to action taken by the Board of Directors of the Company.

1.57	Trust or Trust Fund. Trust or Trust Fund shall mean the assets of the Plan and Trust as shall exist from time to time.

1.58	Trustee. Trustee shall mean The Huntington National Bank or any successor hereunder.

1.59	Valuation Date. Valuation Date shall mean each business day of the Plan Year that the New York Stock Exchange is open for trading or such other date or dates deemed necessary or appropriate by the Administrator.

1.60	Year of Service. Year of Service shall mean a period of twelve (12) months commencing on the date an Employee first performs an Hour of Service, or any anniversary thereof, during which the Employee performs at least one (1) Hour of Service.

ARTICLE II

ELIGIBILITY AND PARTICIPATION

2.01	Eligibility Requirements. An Employee, other than those Employees excluded under the provisions of this Section and Section 1.23 herein, shall become eligible to participate in the Plan on the Initial Entry Date; provided the Employee is employed on such Date, following the date on which the Employee attains age 21 and completes six (6) consecutive months of employment commencing on the date such Employee first performs an Hour of Service. Notwithstanding the foregoing, any employee who was eligible to participate in the Sky Financial Group, Inc Profit Sharing, 401(k) and ESOP Plan as of the date immediately preceding termination of such plan is eligible to commence participation in the Plan effective July 1, 2007 and any employee eligible to participate in the Archer Meek Weiler Retirement Savings Plan on October 2, 2007, is eligible to commence participation in the Plan effective January 1, 2008. Ineligible Employees may participate in the Plan only if their participation is required to meet the minimum coverage requirements under Section 410(b) of the Code. An Employee otherwise eligible, who is in an ineligible class of Employees, shall be eligible to participate in the Plan on the next Initial Entry Date after becoming a member of an eligible class.

If an Employer shall acquire employees pursuant to a corporate merger, or the purchase of assets of another company as a going concern or otherwise, the Company may, by action of its Board of Directors, exclude from participation all or part of such employees by designating groups of employees such as employees of an acquired corporation, employees of a division, business unit, branch, facility or location as ineligible Employees.

Notwithstanding the above, effective January 1, 2000, participation in the Plan is voluntary and may be commenced by an Employee who has met the eligibility requirements of Section 2.01 as of any Initial Entry Date, Special Entry Date or Entry Date. To participate, an eligible Employee must make an enrollment election on a Contribution Agreement form, at the time, and in the manner as prescribed by the Committee. A Contribution Agreement must be received prior to any Entry Date (including Special or Initial Entry Dates) on which the Employee desires to begin participation in the Plan. An Employee who has recommenced participation in the Plan as set forth in Sections 2.03 below, shall complete a Contribution Agreement as soon as administratively reasonable following his reemployment.

2.02	Application for Participation. Participation in the Plan is voluntary and may be commenced or recommenced by an Employee who has met the eligibility requirements of Section 2.01 as of any Initial Entry Date or Entry Date.

To participate, an eligible Employee must make an enrollment election on a Contribution Agreement form, at the time, and in the manner as prescribed by the Committee. A Contribution Agreement must be received prior to the Initial Entry Date or Entry Date on which the Employee desires to begin participation in the Plan.

2.03

Participation Upon Reemployment. If an Employee who has met the eligibility requirements of Section 2.01 terminates employment and subsequently resumes employment, the rehired eligible Employee shall re-enter the Plan immediately on the Date of his reemployment (Special Entry Date). If an Employee who has not met the eligibility requirements of Section 2.01 terminates employment and subsequently resumes employment prior to incurring a Break in Service, the rehired Employee shall be eligible to participate in the Plan on the Initial Entry Date, if employed on that date, coincident with or immediately following the date, on which such Employee meets the eligibility requirements of Sections 2.01 and 2.02 hereof, provided, however, the completion of six (6) months of employment within any Year of Service will be treated as six (6) consecutive months of employment for the purpose of satisfying the eligibility requirements of Section 2.01.

2.04	Month of Employment. For purposes of this Article II, “month of employment” means a full calendar month in which an Employee completes an Hour of Service.

2.05	Predecessor Employer. If an Employer shall acquire persons in its employ incident to a corporate merger, or the purchase of assets of another company as a going concern or otherwise; and if such employees become Eligible Employees hereunder by resolution of the Board of Directors of the Company and the Employer, if necessary, the employees period of employment with their “predecessor” employer shall be considered as employment for purposes of determining Service; or Credited Service hereunder to the extent required by law unless the Boards provide otherwise. Necessary supplemental data with respect to noted provisions will be maintained as a part of the Plan records.

ARTICLE III

EMPLOYER CONTRIBUTIONS

3.01	Employer Contributions. The Employer shall not be required to make contributions to the Plan except for Elective Deferrals made on behalf of Participants, as described in Section 4.02, Matching Contributions as described in Section 3.02, or as required in the event the Plan is Top-Heavy pursuant to the provisions of Article XII, or as provided for in Article V.

3.02	Matching Contributions for Elective Deferrals. The Employer shall make the following Matching Contributions to the Plan:

(a)	Matching Contributions equal to one hundred percent (100%) of the Elective Deferrals made by a Participant pursuant to Section 4.02 and, effective January 1, 2003, the catch-up contributions as provided for in Section 4.03, to the extent that such Elective Deferrals and catch-up contributions do not exceed three percent (3%) of the Participant’s Compensation; plus

(b)	Matching Contributions equal to fifty percent (50%) of the Elective Deferrals made by a Participant pursuant to Section 4.02 and, effective January 1, 2003, the catch-up contributions as provided for in Section 4.03 to the extent that such Elective Deferrals and catch-up contributions exceed three percent (3%) but do not exceed five percent (5%) of the Participant’s Compensation.

Such Matching Contributions shall be fully vested and nonforfeitable at all times.

Matching Contributions may be made by the Employer concurrently with payments to the Trustee of the Elective Deferrals required under Section 4.02, provided, however, such Matching Contributions shall be made no later than the time prescribed by law for filing the Employer’s Federal income tax return (including extensions) for the taxable year with respect to which the Matching Contributions are made. Matching Contributions may be made in the form of cash or Company Stock, or a combination thereof.

The foregoing provisions are ineffective for Elective Deferrals made after March 15, 2009 and prior to May 1, 2010.

3.03	Limitations on Allocations.

(a)	General Limitation. Notwithstanding any other provisions of this Plan, the aggregate Annual Addition to a Participant’s Account under this Plan and all other defined contribution plans (as defined in Section 414(i) of the Code) of the Employer covering such Participant shall not exceed the Maximum Permissible Amount.

(b)	Disposition of Excess Amount. The Employer shall not contribute an amount to the Plan which would cause the Annual Addition to any Participant’s Account to exceed the Maximum Permissible Amount. Excess Amount, for purposes of this Section shall mean the excess of the Participant’s Annual Additions for the Limitation Year over the Maximum Permissible Amount.

However, if the Annual Addition to any Participant’s Account exceeds the Maximum Permissible Amount due to allocation of forfeitures, a reasonable error in estimating Compensation, a reasonable error in determining the amount of Elective Deferrals (within the meaning of Code Section 402(g)(3)) that may be made with respect to any individual under the limits of Code Section 415, any contributions made by the Participant for the Plan Year, to the extent of the excess, shall be returned to the Participant. If, after returning such contributions to the Participant, an excess still exists, such excess shall be reallocated to all other eligible Participants in the same manner that the initial allocation of the Employer contribution was made. If an excess cannot be reallocated to any Participant’s Account without exceeding the Maximum Permissible Amount, any amount that remains unallocated shall be held in a holding account and administered as described in this Section 3.03.

The amount in such holding account shall be reallocated as an Employer contribution to the Accounts of Participants in the next Limitation Year and, if necessary, in succeeding Limitation Years. No profits or losses attributable to the assets of the Trust shall be allocated to such holding account. The Employer shall not make any contributions to the Plan and the Plan shall not accept any Participant contributions that would constitute Annual Additions until all amounts held in such holding account are allocated to Participants’ Accounts in succeeding Limitation Years. Notwithstanding the foregoing, the otherwise permissible Annual Addition for any Participant under this Plan may be further reduced to the extent necessary, as determined by the Administrator, to prevent disqualification of the Plan under Section 415 of the Code, which imposes additional limitations on the benefits payable to Participants who also may be participating in another tax qualified pension, profit sharing, savings or stock bonus plan of the Employer. The Administrator shall advise affected Participants of any such additional limitation on their Annual Additions.

Provided, however, that for Limitation Years beginning on or after July 1, 2007, in correcting an amount that exceeds the Maximum Permissible Amount, the Employer may use a correction method as set forth under the Employee Plans Compliance Resolution System, or any successor thereto, and may not use any other correction method.

(c)

More than One Defined Contribution Plan. This Section applies if, in addition to this Plan, the Participant is covered under another qualified defined contribution plan maintained by the Employer, a welfare benefit fund, as defined in Section 419(e) of the Code maintained by the Employer, or an individual medical account, as defined in Section 415(1)(2) of the Code, maintained by the Employer, which provides an Annual Addition during any Limitation Year. If the Annual Additions with respect to the Participant under other defined contribution plans and welfare benefit funds maintained by the Employer are less than the Maximum Permissible Amount and the Employer contribution that would otherwise be contributed or allocated to the Participant’s Account under this Plan would cause the Annual Additions for the Limitation Year to exceed this limitation, the amount contributed or allocated will be reduced so that the Annual Additions under all such plans and funds for the Limitation Year will equal the Maximum Permissible Amount. If the Annual Additions with respect to the Participant under such other defined contribution plans and welfare benefit funds in the aggregate are equal to or greater than the Maximum Permissible Amount, no amount will be contributed or allocated to the Participant’s Account under this Plan for the Limitation Year. If as a result of the allocation, a Participant’s Annual Additions under this Plan and such other plans would result in an excess amount for a Limitation Year, the excess amount will be deemed to consist of the Annual Additions last allocated, except that Annual Additions attributable to a welfare benefit fund or individual medical account will be deemed to have been allocated first regardless of the actual allocation date. If an Excess Amount was allocated to a Participant on an allocation date of this Plan, which coincides with an allocation date of another plan, the Excess Amount will be attributed as of such date to this Plan.

3.04	Return of Contributions. All contributions made by the Employer are made for the exclusive benefit of the Participants and their beneficiaries. Notwithstanding the foregoing, amounts contributed to the Trust by the Employer pursuant to this Article III shall be returned to the Employer under the circumstances and subject to the limitations set forth herein:

(a)	Disallowance of Deduction. To the extent that a Federal income tax deduction is disallowed for any contribution made by the Employer, the Trustee shall refund to the Employer the amount of such contribution disallowed within one (1) year of the date of such disallowance upon presentation of evidence of disallowance.

(b)	Mistake of Fact. Any contribution made by the Employer because of a mistake shall be returned to the Employer within one (1) year of the contribution.

ARTICLE IV

PARTICIPANT CONTRIBUTIONS

4.01	Employee After-Tax Contributions. Employee After-Tax Contributions to the Plan are not permitted effective April 1, 1998. An Employee After-Tax Contribution Account, however, will be maintained for Employee After-Tax Contributions (matched and non-matched) made to the Plan prior to April 1, 1998. Nothing in this Section 4.01, however, may be construed to prohibit Roth Elective Deferrals beginning January 1, 2009.

4.02	Elective Deferral Contributions.

(a)	Amount. Each Participant may, but shall not be required to, authorize the Employer to deduct and withhold from such Participant’s Compensation an amount, in any whole percentage not less than one percent (1%) and not to exceed seventy-five percent (75%) of such Employee’s Compensation and to contribute such amount to the Trust Fund on a before-tax basis, subject to the limitation of Section 4.05 as modified by Plan provisions authorizing “catch-up” contributions pursuant to Code Section 414(v). In addition, an Elective Deferral Contribution may not impair a Participant’s obligation for payroll taxes (FICA, Medicare), qualified transportation reimbursements and cafeteria plan deferrals. Such Elective Deferral Contribution shall be held in the Participant’s Elective Deferral Account and shall be fully vested and non-forfeitable at all times. In addition, effective January 1, 2009, Participants shall be permitted to designate all or a portion of their Elective Deferrals as Roth Elective Deferrals. Such Roth Elective Deferral Contributions shall be held in the Participant’s Roth Elective Deferral Account, as defined in Section 1.53, and shall be fully vested and nonforfeitable at all times.

In no event, however, will a Participant be permitted to make a contribution for any year to the extent that the portion of his contribution which counts (for ceiling purposes) as an Annual Addition to all of his accounts in all individual account plans with the Employer, when added to the Employer contributions, Matching Contributions, and forfeitures credited to his Account, causes the Annual Additions to his Account to exceed the Maximum Permissible Amount.

(b)	Deposits. Amounts withheld shall be contributed to the Trustee within a reasonable period of time after the amount was withheld.

(c)	Contribution Agreement. An initial Contribution Agreement shall be effective as soon as practicable after the date the Employee is first eligible to participate.

(i)	A Contribution Agreement may be modified at any time during each calendar month, provided that modifications received by the Administrator on or before the last business day of each calendar month shall be effective on the first day of the month next following the date the modification is filed. Where the Administrator has received more than one such modification, the modification received last will be the one followed by the Administrator.

(ii)	A Participant may suspend his contributions to the Plan at any time and such suspension shall be effective as soon as administratively feasible in accordance with the procedures set by the Plan Administrator for suspension of contributions and uniformly applicable to all Participants. A Participant who has suspended his Elective Contributions shall be entitled to recommence his Elective Contributions as of the first day of any subsequent month and in accordance with subparagraph (i) above. A Participant who wishes to suspend his Elective Contributions must make an election of such suspension with the Committee prior to the first pay period with respect to which such suspension is to be effective.

(iii)	The Employer may amend or terminate any Contribution Agreement on written notice to the Participant.

(d)	Tax Treatment. In accordance with Section 401(k) of the Code, all amounts withheld from a Participant’s Compensation and contributed to such Participant’s Elective Deferral Account (including catch-up contributions as described in Section 4.03) shall not be included in the gross income of the Participant for Federal income tax purposes and shall be deemed for tax purposes to be an Employer contribution to the Plan, except as provided in Section 4.04 below.

4.03	Catch-up Contributions. Effective January 1, 2003, all Employees who are eligible to make Elective Deferrals under this Plan and who have attained age 50 before the close of the Plan Year shall be eligible to make catch-up contributions in accordance with, and subject to the limitations of, Section 414(v) of the Code. Such catch-up contributions shall not be taken into account for purposes of the provisions of the Plan implementing the required limitations of Sections 402(g) and 415 of the Code. The Plan shall not be treated as failing to satisfy the provisions of the Plan implementing the requirements of Section 401(k)(3), 401(k)(l1), 401(k)(l2), 410(b), or 416 of the Code, as applicable, by reason of the making of such catch-up contributions.

4.04	Roth Elective Deferrals. For contributions made after January 1, 2009, the Plan will accept Roth Elective Deferrals made on behalf of Participants. A Participant’s Roth Elective Deferrals will be allocated to a separate account maintained for such deferrals. Unless specifically stated otherwise, Roth Elective Deferrals will be treated as Elective Deferrals for all purposes under the Plan. Roth Elective Deferrals shall not be treated as Elective Deferrals for purpose of the tax treatment described at Section 4.02(d) above.

Contributions and withdrawals of Roth Elective Deferrals will be credited and debited to the Roth Elective Deferral Account maintained for each Participant. The Plan will maintain a record of the amount of Roth Elective Deferrals in each Participant’s Roth Elective Deferral Account. Gains, losses, and other credits or charges must be separately allocated on a reasonable and consistent basis to each Participant’s Roth Elective Deferral Account and the Participant’s other accounts under the Plan. No contributions other than Roth Elective Deferrals and properly attributable earnings will be credited to each Participant’s Roth Elective Deferral Account.

4.05	Annual Elective Deferral Limitation.

(a)	Section 402(g) Limitation. In no event shall the sum of (i) a Participant’s Pre-tax Elective Deferrals for any calendar year; (ii) a Participant’s Roth Elective Deferrals; and (iii) any other “elective deferrals” (as defined in Code Section 402(g)(3)) for any calendar year, exceed the dollar limitation set forth in Code Section 402(g) ($16,500 for 2010, and as adjusted thereunder), except to the extent catch–up contributions are permitted under Plan Section 4.03 and Code Section 414(v).

(b)	Distribution of Excess Elective Deferrals. In the event that the aggregate amount of Pre–tax Elective Deferrals and Roth Elective Deferrals by a Participant exceeds the maximum dollar limitation as determined under subsection (a) above, the amount of such Excess Elective Deferrals, increased by any income and decreased by any losses attributable thereto, shall be returned to the Participant no later than April 15th of the calendar year following the calendar year for which the Excess Elective Deferrals were made.

Effective January 1, 2009, a distribution of Excess Elective Deferrals if both Pre-tax Elective Deferrals and Roth Elective Deferrals were made, may consist of any combination of both Pre-tax Elective Deferrals and Roth Elective Deferrals, to the extent such type of Elective Deferrals was made for the year.

(c)	Determination of Income or Loss. Excess Elective Deferrals shall be adjusted for any income or loss for the calendar year in which such contributions occurred. Effective for the taxable year beginning January 1, 2007 and ending December 31, 2007, any refunds of Excess Elective Deferrals shall be adjusted for income or loss up to the date of distribution, including an adjustment for income or loss for the period between the end of the Plan Year and the date of the distribution (the “Gap Period”). For taxable years beginning after December 31, 2007, adjustment for income or loss during the Gap Period shall not be required. The income or loss allocable to Excess Elective Deferrals is equal to the sum of the allocable gain or loss for the Plan Year and, to the extent that such Excess Elective Deferrals would otherwise be credited with gain or loss for the Gap Period if the total Account were to be distributed, the allocable gain or loss during that period.

The Plan Administrator may use any reasonable method for computing the income allocable to Excess Elective Deferrals, provided that the method does not violate Code Section 401(a)(4), is used consistently for all Participants and for all corrective distributions under the Plan for the Plan Year, and is used by the Plan for allocating income to Participants’ Accounts. The Plan will not fail to use a reasonable method for computing the income allocable to Excess Elective Deferrals merely because the income allocable to such contributions is determined on a date that is no more than seven days before the actual distribution. In addition, the Plan Administrator may allocate income in any manner permitted under applicable Treasury Regulations.

ARTICLE V

PROVISIONS RELATING TO NONDISCRIMINATION UNDER CODE SECTIONS 401(K) AND 401(M)

5.01	Alternative Method of Meeting Nondiscrimination Requirements. Beginning with the 2011 Plan Year, the Plan will fulfill the nondiscrimination requirements of Code Sections 401(k) and (m) by satisfying the safe harbor requirements of Code Section 401(k)(12) and the provisions of this Article V inconsistent with safe harbor compliance pursuant to Code Section 401(k)(12) are suspended. The Committee shall arrange for notice to Employees and take such action as it considers appropriate to implement Code Section 401(k)(12). In addition, amounts allocated to Participants’ Matching Contribution Accounts for periods during which the Plan satisfies these safe harbor requirements will be subject to the same withdrawal limitations as apply to Participants’ Elective Deferral Accounts under Code Section 401(k)(2)(B).

The Plan previously fulfilled the nondiscrimination requirements of Code Sections 401(k) and (m) by satisfying the safe harbor requirements of Code Section 401(k)(12) for Plan Years from January 1, 1999 to December 31. 2008, and for such Plan Years the provisions of this Article V inconsistent with safe harbor compliance pursuant to Code Section 401(k)(12) were suspended.

Effective for the 2009 and 2010 Plan Years, the Plan did not fulfill the nondiscrimination requirements of Code Sections 401(k) and (m) by satisfying the safe harbor requirements of Code Section 401(k)(12). Accordingly, the provisions of this Section 5.01 did not apply for such Plan Years and the provisions of Sections 5.02 and 5.03 applied for the entire 2009 Plan Year and 2010 Plan Years.

5.02	Section 401(k) Nondiscrimination Provisions.

(a)	General Principles. The Plan is intended to be qualified under Sections 401(a) and 401(k) of the Code. In order to effect this purpose of the Plan, the Committee shall, from time to time, during each Plan Year compute the Actual Deferral Percentage, as defined in Section 1.04, for all eligible Employees who are in the HCE Group and for all other eligible Employees in the NHCE Group based upon contributions to the Plan for the Plan Year to date. Based upon such computations, the Committee shall determine whether the Plan can be expected to satisfy the nondiscrimination requirements set forth in Section 5.02(b) below.

(b)	Actual Deferral Percentage Test. The Actual Deferral Percentage for Participants who are Highly Compensated Employees for each Plan Year and the Actual Deferral Percentage for Participants who are Nonhighly Compensated Employees for the same Plan Year must satisfy one of the following tests:

(i)	The Actual Deferral Percentage for the HCE Group for the Plan Year does not exceed the Actual Deferral Percentage for the NCH Group for the same Plan Year multiplied by 1.25; or

(ii)	The Actual Deferral Percentage for the HCE Group for the Plan Year does not exceed the Actual Deferral Percentage for the NHCE Group for the same Plan Year multiplied by 2.0, provided that the Actual Deferral Percentage for the HCE Group does not exceed the Actual Deferral Percentage for the NHCE Group by more then two (2) percentage points.

(c)	Correction of Excess Contributions. In the event that the Committee, in its sole discretion, determines that such contributions will not, or do not comply with either clause (i) or (ii) in Section 5.02(b) above, the Committee shall, in order to assure qualification of the Plan, take one or more of the following actions:

(i)	Restriction on Elective Contributions. Refuse to accept on an equitable basis part or all of the Elective Contributions from Participants included in the HCE Group for part or all of the remainder of the Plan Year. In taking such action, the Committee shall reduce the Elective Contributions of participants in the HCE Group on an equitable basis in an amount necessary to satisfy the nondiscrimination requirements.

(ii)

Distribution. Notwithstanding any other provision of this Plan, Excess Contributions, plus any income and minus any loss allocable thereto, shall be distributed no later than the last day of each Plan Year to Participants to whose accounts such Excess Contributions were allocated for the preceding Plan Year. Excess Contributions are allocated to the Highly Compensated Employees with the largest amounts of contributions taken into account in calculating the ADP test for the year in which the excess arose, beginning with the Highly Compensated Employee with the largest amount of such contributions and continuing in descending order until all the Excess Contributions have been allocated. For purposes of the preceding sentence, the “largest amount” is determined after distribution of any Excess Contributions. If such excess amounts are distributed more than two and one-half (2 1/2) months after the last day of the Plan Year in which such excess amounts arose, a ten percent (10%) excise tax will be imposed on the Employer maintaining the plan with respect to such amounts. Such distributions shall be made to Highly Compensated Employees on the basis of the respective portions of the Excess Contributions attributable to each of such Employees.

(iii)	Accounting. Excess Contributions shall be distributed from the Participant’s Elective Deferral Account and Qualified Employer Contribution Account (if applicable) in proportion to the Participant’s Elective Deferrals and Qualified Employer Contributions (to the extent used in the ADP test) for the Plan Year. Excess Contributions shall be treated as Annual Additions under the Plan.

For Plan Years beginning on and after January 1, 2009 for which the provisions of Section 5.02 and Section 5.03 are applicable, in the case of a distribution of Excess Contributions, the Employer in a uniform and nondiscriminatory manner will determine whether the distribution of such amounts for the year will be made from Pre-tax Elective Deferrals or Roth Elective Deferrals, or a combination of both to the extent that both were made for the year. In addition, earnings on Excess Contributions of Roth Elective Deferrals shall be includible in gross income the same as earnings on Excess Contributions of Pre-tax Elective Deferrals.

(iv)	Determination of Income or Loss. Excess Contributions shall be adjusted for any gain or loss (hereinafter “income”) up to the date of distribution. Effective for Plan Years beginning after December 31, 2005 and prior to January 1, 2008, this shall include an adjustment for income for the period between the end of the Plan Year and the date of the distribution (the Gap Period). The Plan will use a reasonable method for computing the income or loss applicable to Excess Contributions, provided that the method used will be consistent for all Participants and for all corrective distributions under the Plan for the Plan Year.

(v)	Qualified Employer Contributions. In lieu of distributing Excess Contributions as provided above, the Employer, in its discretion, may make Qualified Employer Contributions on behalf of the NHCE Group that are sufficient to satisfy either of the Actual Deferral Percentage tests under Section 5.02(b) above. Allocations of Qualified employer Contributions to each Nonhighly Compensated Employee’s Account shall be made in the ratio in which each Nonhighly Compensated Employee’s Compensation bears to the total compensation of all Nonhighly Compensated Employees.

(d)	Special Definitions.

(i)	The term “Actual Deferral Percentage” or “ADP” shall mean a percentage which is calculated separately with respect to the HCE Group and the NHCE Group for each Plan Year as set forth in Section 1.04.

The arithmetic average of all of the percentages determined under Section 1.04 for each Employee in the respective group shall be the ADP for the group.

When performing the “ADP” test the Committee must use a definition of compensation that satisfies Section 414(s) of the Code.

(ii)	The term “Excess Contribution” shall have the meaning, set forth in Section 1.29.

(e)	Additional Requirements.

(i)	The ADP for any Participant in the HCE Group for the Plan Year who is eligible to have Elective Deferrals (and Qualified Employer Contributions treated as Elective Deferral Contributions for purposes of the ADP test) allocated to his accounts under two or more arrangements described in Section 401(k) of the Code, that are maintained by the Employer, shall be determined as if such Elective Deferrals (and, if applicable, such Qualified Employer Contributions) were made under a single arrangement. If a Highly Compensated Employee participates in two or more cash or deferred arrangements that have different Plan Years, all cash or deferred arrangements ending with or within the same calendar year shall be treated as a single arrangement.

(ii)	In the event that this Plan satisfies the requirements of Sections 401(k), 401(a)(4), or 410(b) of the Code only if aggregated with one or more other plans, or if one or more other plans satisfy the requirements of such sections of the Code only if aggregated with this Plan, then this Section shall be applied by determining the ADP of Participants as if all such plans were a single plan. Plans may be aggregated in order to satisfy Section 401(k) of the Code only if they have the same Plan Year.

(iii)	For Plan Years in which The Employer elects to use current Plan Year data for the NHCE Group and HCE Group to satisfy the nondiscrimination requirements of Code Section 401(k).

(iv)	The determination and treatment of the ADP amounts of any Participant shall satisfy such other requirements as may be prescribed by the Secretary of the Treasury.

5.03	Section 401(m) Nondiscrimination Provisions.

(a)	General Principles. It is intended that the Plan be qualified under Section 401(a) and 401(m) of the Code. In order to effect this purpose of the Plan, the Committee shall from time to time during each Plan Year compute the Actual Contribution Percentage, as defined below, for all eligible Employees who are in the HCE Group and for all other eligible Employees in the Nonhighly Group based upon contributions to the Plan for the Plan Year to date. Based on such computations, the Committee shall determine whether the Plan can be expected to satisfy the nondiscrimination requirements set forth in Section 5.03(b) below.

(b)	Actual Contribution Percentage. The Actual Contribution Percentage for Participants who are Highly Compensated Employees for each Plan Year and the Actual Contribution Percentage for Participants who are Nonhighly Compensated Employees for the same Plan Year must satisfy one of the following tests:

(i)	The Actual Contribution Percentage for the HCE Group for the Plan Year shall not exceed the Actual Contribution Percentage for the NHCE Group for the same Plan year multiplied by 1.25; or

(ii)	The Actual Contribution Percentage for the HCE Group for the Plan year is not more than the lesser of the Actual Contribution Percentage for the NHCE Group plus two percentage points, or the Actual Contribution Percentage for the NHCE Group for the same Plan Year multiplied by 2.0.

(c)	Correction of Excess Aggregate Contributions. In the event that the Committee, in its sole discretion, determines that such contributions will not, or do not do not, comply with either clause (i) or (ii) in Section 5.03(b) above, the Committee shall, in order to assure qualification of the Plan take one or more of the following actions:

(i)	Restriction on Matching Contributions. The Committee shall be authorized to reallocate or forfeit (to the extent allowed by law) Matching Contributions made on behalf of Participants in the HCE Group in an amount which the Committee deems necessary to satisfy the nondiscrimination requirements.

(ii)	Distributions. Notwithstanding any other provision of this Plan, Excess Aggregate Contributions, plus any income and minus any loss allocable thereto, which relate to Excess Deferrals, Excess Contributions or Excess Aggregate Contributions shall be forfeited. Forfeitures of Excess Aggregate Contributions shall be applied to reduce Employer Contributions. Excess Aggregate Contributions are allocate to the Highly Compensated Employees with the largest Contribution Percentage Amounts taken into account in calculating the ACP test for the year in which the excess arose, beginning with the Highly Compensated Employee with the largest amount of such Contribution Percentage Amounts and continuing in descending order until all the Excess Aggregate Contributions have been allocated. For purposes of the preceding sentence, the “largest amount” is determined after distribution of any Excess Aggregate Contributions.

(iii)	Determination of Income or Loss. Excess Aggregate Contributions shall be adjusted for any income or loss up to the date of distribution. Effective for Plan Years beginning after December 31, 2005 and prior to January 1, 2008, this shall include an adjustment for income for the period between the end of the Plan Year and the date of the distribution (the Gap Period). The Plan will use a reasonable method for computing the income or loss applicable to Excess Contributions, provided that the method used will be consistent for all Participants and for all corrective distributions under the Plan for the Plan Year.

(iv)	Qualified Employer Contributions. In lieu of distributing excess Matching Contributions as provided above, the Employer may make Qualified Employer Contributions on behalf of the NHCE Group that are sufficient to satisfy either of the Actual Contribution Percentage tests under Section 5.03(b). For this part, Qualified Employer Contributions shall have the meaning as set forth in Section 1.48. Allocations of Qualified Employer Contributions to each Nonhighly Compensated Employee’s Account shall be made in the ratio in which each Nonhighly Compensated Employee’s Compensation bears to the total Compensation of all Nonhighly Compensated Employees.

(d)	Special Definitions. For purposes of the foregoing tests the following shall apply:

(i)	The term “Actual Contribution Percentage” or “ACP” shall mean a percentage which is calculated separately with respect to the HCE Group and the NHCE Group for each Plan Year as set forth in Section 1.16.

The arithmetic average of all of the percentages determined under Section 1.16 for each Employee in the respective group shall be the ACP for the group.

When performing the “ACP” test the Committee must use a definition of compensation that satisfies Section 414(s) of the Code.

(ii)	The term “Excess Aggregate Contributions” shall have the meaning set forth in Section 1.28.

(e)	Additional Requirements.

(i)	For purposes of this Section, the Contribution Percentage for any Participant who is a Highly Compensated Employee and who is eligible to have Contribution Percentage Amounts allocated to his or her account under two or more plans described in Section 401(a) of the Code, or arrangements described in Section 401(k) of the Code that are maintained by the Employer, shall be determined as if the total of such Contribution Percentage Amounts was made under each plan.

(ii)	In the event that this Plan satisfies the requirements of Sections 401(m), 401(a)(4), or 410(b) of the Code only if aggregated with one or more other plans, or if one or more plans satisfy the requirements of such sections of the Code only if aggregated with this Plan, then this Section shall be applied by determining the Contribution Percentage of Employees as if all such plans were a single plan. Plans may be aggregated in order to satisfy Section 401(m) of the Code only if they have the same Plan Year.

(iii)	The Employer elects to use current Plan Year data for the NHCE Group and the HCE Group to satisfy the nondiscrimination requirement of Code Section 401(m).

(iv)	The determination and treatment of the ACP amounts of any Participant shall satisfy such other requirements as may be prescribed by the Secretary of the Treasury.

ARTICLE VI

PARTICIPANT ACCOUNTS

6.01	Accounts. The Administrator will establish and maintain (or cause the Trustee to establish and maintain) for each Participant, such Accounts as are necessary to carry out the purposes of this Plan.

6.02	Valuation of Trust Fund. The Trustee, as of the Valuation Date, shall determine the net worth of the assets of the Trust Fund, and shall report such values to the Administrator in writing. In determining such net worth, the Trustee shall value the assets of the Trust Fund at their fair market values as of such Valuation Date, and shall adjust the net worth of the assets for accrued expenses that are the Plan’s responsibility.

6.03	Adjustment of Accounts. As of each Valuation Date, each Account will be adjusted to reflect the fair market value of the assets allocated to the Account. In so doing,

(a)	each Account balance will be increased by the amount of contributions, income and gain allocable to such Account since the prior Valuation Date; and

(b)	each Account balance will be decreased by the amount of distributions from the Account and expenses and losses allocable to the Account since the prior Valuation Date.

6.04	Participant Investment of Accounts.

(a)	ERISA Section 404(c). All Accounts under the Plan shall be invested in one or more investment options made available from time to time for this purpose. Among the options shall be the Company Stock Fund described at Section 9.04. The Plan is intended to be an “ERISA §404(c) plan” within the meaning of regulations issued pursuant to such section. Participants shall have the opportunity to give investment instructions to the Administrator (with an opportunity to obtain written confirmation of such instructions) as to the investment of contributions made on his or her behalf among the investment options. The Administrator shall be obligated to comply with such instructions except as otherwise provided in the ERISA §404(c) regulations. The Administrator shall prescribe the form and manner in which such directions shall be made, as well as the frequency with which such directions may be made or changes, and the dates as of which they shall be effective, in a manner consistent with the foregoing. In addition, the Administrator may establish procedures to implement investment direction by Participants and compliance with ERISA §404(c). The Administrator shall be the fiduciary identified to furnish the information contemplated by ERISA §404(c), but may designate on its behalf another person or entity to provide such information or to perform any of the obligations of the Administrator under this Section 6.04. Notwithstanding the above, a Participant’s right to direct the investment of his Account may be suspended during administratively reasonable periods as determined by the Committee.

(b)	Administration.

(i)	Affirmative Direction. Participants may give the Administrator investment instructions from time to time on a daily basis (effective on days that the New York Stock Exchange is open). Instructions shall be carried out as soon as administratively feasible. Instructions may be made by direct written or telephonic communication between the Participant and the Administrator or between the Administrator and persons designated by the Administrator. Allocations among investment options must be expressed in whole percentages with a minimum allocation to an investment option of one percent (1%).

(ii)	Default Investments. If a Participant fails to direct the investment of this Account, or a portion thereof, the Trustee, shall have the right to direct the investment of the Account, or portion thereof, until such time as the Participant elects to direct the investment of his Account, or portion thereof.

(iii)	Administrative Fees. Reasonable charges and fees (including fees described at Section 9.11) which are related to an individual Participant’s investment activities, may be charged to the Participant’s Account. The Administrator shall determined the manner in which fees are allocated and paid.

(c)	Diversification Rights. A Participant may elect to change any investment designation to a different investment designation. Effective January 1, 2007, with respect to the Participant’s ability change such investment designation, the following provisions shall apply: (1) the Plan shall offer not less that three different investment options, other than the Company Stock Fund, to which the Participant may direct the investment of his Account, each of which such options is diversified and has materially different risk and return characteristics; (2) the Plan shall provide reasonable divestment and reinvestment opportunities no less than quarterly; and (3) except as provided in regulations, the Plan shall not impose restrictions or conditions on the investment of Company Stock that the Plan does not impose on the investment of other Plan assets, other than restrictions or conditions imposed by reason of the application of securities laws or a condition permitted under IRS Notice 2006-107 or other applicable guidance.

ARTICLE VII

VESTING AND PAYMENT OF BENEFITS

7.01	Fully Vested Accounts. A Participant’s interest in his total Account shall be fully vested and nonforfeitable at all times.

7.02	Payment Timing. All distributions required under this Article, if any, shall be determined and made in accordance with Section 401(a)(9).

(a)	Distribution Upon Severance From Employment, Disability or Death. A Participant’s entire vested Account may be distributed to him, or in the event of his death to his beneficiary, upon the first to occur of his termination of employment by reason of his separation from service, death, Disability or retirement at or after attaining Normal Retirement Age.

In no event may any distribution of a Participant’s Elective Deferral Account or Qualified Employer Contribution Account or Matching Contribution Account be distributed to such Participant before his death, retirement, disability, termination of employment, (separation from service) or attainment of age 59 1/2 except as provided in Section 7.10, 7.12 and 7.13 hereof.

In the case of a death occurring on or after January 1, 2007, if a Participant dies while performing qualified military service (as defined in Code Section 414(u)), the surviving Spouse of the Participant is entitled to any additional benefits (other than benefit accruals relating to the period of qualified military service) provided under the Plan as if the Participant had resumed and then terminated employment on account of death.

(b)	Timing Based on Account Balance. The distribution provision of this Article are subject to the following

(i)	If a Participant’s Account, has a value of $1,000 or less at the time a distributable event occurs, it may be distributed without consent.

(ii)	In the event the value of the Participant’s Account exceeds $1,000 no such distribution shall be made prior to a Participant’s death or attainment of age 70, without the Participant’s consent.

(iii)	When determining the value of a Participant’s Account the value of any rollover contributions (and earnings thereon) will be included.

The dollar limits indicated in this subsection are effective for distributions made on or after March 28, 2005.

(c)	Minimum Legal Distribution Requirements. Any distribution provided under this Section 7.02 shall be made as soon as administratively reasonable after the earlier of the Participant’s termination of employment (or the filing of a written consent to such distribution, if applicable), death, Disability or retirement at or after attaining Normal Retirement Age.

(i)	Notwithstanding the above, unless the Participant or Spouse elects otherwise, distribution of benefits will begin no later than the sixtieth (60th) day after the latest of the close of the Plan Year in which:

(A)	the Participant attains age 65 (or Normal Retirement Age, if earlier);

(B)	occurs the 10th anniversary of the year in which the Participant commenced participation in the Plan; or

(C)	the Participant terminates service with the Employer.

(ii)	If a distribution is one to which Sections 401(a)(11) and 417 of the Internal Revenue Code do not apply, such distribution may commence less than 30 days after the notice required under Section 1.411(a)-11(c) of the Income Tax Regulations is given, provided that:

(A)	the Administrator clearly informs the Participant that the Participant has a right to a period of at least 30 days after receiving the notice to consider the decision of whether or not to elect a distribution (and, if applicable, a particular distribution option) and,

(B)	the Participant, after receiving the notice, affirmatively elects a distribution.

(iii)	If Code Sections 401(a)(11) and 417 apply (as a result of plan mergers), a distribution may commence less than 30 days after the notice required under Section 417 of the Code if the Plan complies with the special notice provisions of regulations issued under Section 417 of the Code.

7.03	Manner of Payment.

(a)	The Participant’s Accounts shall be payable in one lump sum payment in cash unless Participant’s Accounts are invested in the Company Stock Fund. Payments from the Company Stock Fund shall be made pursuant to paragraph (b) of this Section 7.03.

(b)	Unless a Participant or his beneficiary (as applicable) elects otherwise, distributions from the Company Stock Fund will be made in cash equal to the value of a Participant’s Account attributable to shares of Common Stock, or a fractional interest in Stock Rights. Notwithstanding the above, a Participant or his beneficiary may elect distributions from the Company Stock Fund in whole shares of Common Stock or Stock Rights attributed to the Participant’s Account.

7.04	Determination of Amount. For purposes of this Article VII, the value of distributions or withdrawals from Participant Accounts made pursuant to requests received by the Administrator shall be determined on the Valuation Date occurring as soon as administratively practicable following the date on which the request is received.

7.05

Mandatory Distributions. Effective January 1, 1997, notwithstanding any other provision of this Article, the Required Beginning Date for a Participant who is a five percent (5%) owner as described in Section 416(i) of the Code is April 1 of the calendar year following the calendar year in which the Participant attains age 70 1/2 . The entire interest of a 5% owner Participant shall be distributed to him not later than the Required Beginning Date as described above.

For a Participant who is not a five percent (5%) owner, the Required Beginning Date is the later of:

(a)	The April 1 of the calendar year following the calendar year in which the Participant attains age 70 1/2, or

(b)	The April 1 of the calendar year following the calendar year in which the Participant retires.

Unless otherwise elected, the Participant will begin receiving distributions by the April 1 of the calendar year following the year in which the Participant attained age 70 1/2.

Any Participant attaining age 70 1/2 in years prior to 1997 may elect to stop distributions and recommence by the April 1 of the calendar year following the year in which the Participant retires. There is no new Annuity Starting Date upon recommencement.

7.06	Minimum Distribution Requirements.

(a)	General Rules.

(i)	Purpose and Effective Date. The provisions of this Article will apply for purposes of determining required minimum distributions for calendar years beginning with the 2003 calendar year.

Except for certain grandfathered benefit elections (made prior to July 1, 2002) the Plan does not provide for installment or annuity distributions. This Section 7.06 is intended to satisfy Code Section 1.401(a)(9) regulations published April 17, 2002.

(ii)	Precedence. The requirements of this Section will take precedence over any inconsistent provisions of the Plan.

(iii)	Requirements of Treasury Regulations Incorporated. All distributions required under this Section will be determined and made in accordance with the Treasury regulations under Section 401(a)(9) of the Internal Revenue Code.

(iv)	TEFRA Section 242(b)(2) Elections. Notwithstanding the other provisions of this Section, distributions may be made under a designation made before January 1, 1984, in accordance with Section 242(b)(2) of the Tax Equity and Fiscal Responsibility Act (TEFRA) and the provisions of the Plan that relate to Section 242(b)(2) of TEFRA.

(b)	Time and Manner of Distribution.

(i)	Required Beginning Date. The Participant’s entire interest will be distributed, or begin to be distributed, to the Participant no later than the Participant’s Required Beginning Date.

(ii)	Death of Participant Before Distributions Begin. If the Participant dies before distributions begin, the Participant’s entire interest will be distributed, or begin to be distributed, no later than as follows:

(A)

If the Participant’s surviving Spouse is the Participant’s sole designated beneficiary, then distributions to the surviving Spouse will begin by December 31 of the calendar year immediately following the calendar year in which the Participant died, or by December 31 of the calendar year in which the Participant would have attained age 70 1/2, if later.

(B)	If the Participant’s surviving Spouse is not the Participant’s sole designated beneficiary, then distributions to the designated beneficiary will begin by December 31 of the calendar year immediately following the calendar year in which the Participant died.

(C)	If there is no designated beneficiary as of September 30 of the year following the year of the Participant’s death, the Participant’s entire interest will be distributed by December 31 of the calendar year containing the fifth anniversary of the Participant’s death.

(D)	If the Participant’s surviving Spouse is the Participant’s sole designated beneficiary and the surviving Spouse dies after the Participant but before distributions to the surviving Spouse begin, this Section 7.06(b)(ii), other than Section 7.06(b)(ii)(A), will apply as if the surviving Spouse were the Participant.

For purposes of this Section 7.06(b)(ii) and Section 7.06(d), unless this subsection 7.06(b)(ii)(D) applies, distributions are considered to begin on the Participant’s Required Beginning Date. If this subsection 7.06(b)(ii)(D) applies, distributions are considered to begin on the date distributions are required to begin to the surviving Spouse under Section 7.06(b)(ii)(A). If distributions under an annuity purchased from an insurance company irrevocably commence to the Participant before the Participant’s Required Beginning Date (or to the Participant’s surviving Spouse before the date distributions are required to begin to the surviving Spouse under Section 7.06(b)(ii)(A), the date distributions are considered to begin is the date distributions actually commence.

(iii)	Forms of Distribution. Unless the Participant’s interest is distributed in the form of an annuity purchased from an insurance company or in a single sum on or before the Required Beginning Date, as of the first distribution calendar year distributions will be made in accordance with Sections 7.06(c) and 7.06(d) of this Article. If the Participant’s interest is distributed in the form of an annuity purchased from an insurance company, distributions thereunder will be made in accordance with the requirements of Section 401(a)(9) of the Code and the Treasury regulations.

(c)	Required Minimum Distributions During Participant’s Lifetime.

(i)	Amount of Required Minimum Distribution For Each Distribution Calendar Year. During the Participant’s lifetime, the minimum amount that will be distributed for each distribution calendar year is the lesser of:

(A)	the quotient obtained by dividing the Participant’s Account balance by the distribution period in the Uniform Lifetime Table set forth in Section 1.401(a)(9)-9 of the Treasury regulations, using the Participant’s age as of the Participant’s birthday in the distribution calendar year; or

(B)	if the Participant’s sole designated beneficiary for the distribution calendar year is the Participant’s Spouse, the quotient obtained by dividing the Participant’s account balance by the number in the Joint and Last Survivor Table set forth in Section 1.401(a)(9)-9 of the Treasury regulations, using the Participant’s and Spouse’s attained ages as of the Participant’s and Spouse’s birthdays in the distribution calendar year.

(ii)	Lifetime Required Minimum Distributions Continue Through Year of Participant’s Death. Required minimum distributions will be determined under this Section 7.06(c) beginning with the first distribution calendar year and up to and including the distribution calendar year that includes the Participant’s date of death

(d)	Required Minimum Distributions After Participant’s Death.

(i)	Death On or After Date Distributions Begin.

(A)	Participant Survived by Designated Beneficiary. If the Participant dies on or after the date distributions begin and there is a designated beneficiary, the minimum amount that will be distributed for each distribution calendar year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s Account balance by the longer of the remaining life expectancy of the Participant or the remaining life expectancy of the Participant’s designated beneficiary, determined as follows:

1.	The Participant’s remaining life expectancy is calculated using the age of the Participant in the year of death, reduced by one for each subsequent year.

2.	If the Participant’s surviving Spouse is the Participant’s sole designated beneficiary, the remaining life expectancy of the surviving Spouse is calculated for each distribution calendar year after the year of the Participant’s death using the surviving Spouse’s age as of the Spouse’s death, the remaining life expectancy of the surviving Spouse is calculated using the age of the surviving Spouse as of the Spouse’s birthday in the calendar year of the Spouse’s death, reduced by one for each subsequent calendar year.

3.	If the Participant’s surviving Spouse is not the Participant’s sole designated beneficiary, the designated beneficiary’s remaining life expectancy is calculated using the age of the beneficiary in the year following the year of the Participant’s death, reduced by one for each subsequent year.

(B)	No Designated Beneficiary. If the Participant dies on or after the date distributions begin and there is no designated beneficiary as of September 30 of the year after the year of the Participant’s death, the minimum amount that will be distributed for each distribution calendar year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s Account balance by the Participant’s remaining life expectancy calculated using the age of the Participant in the year of death, reduced by one for each subsequent year.

(ii)	Death Before Date Distributions Begin.

(A)	Participant Survived by Designated Beneficiary. If the Participant dies before the date distributions begin and there is a designated beneficiary, the minimum amount that will be distributed for each distribution calendar year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s Account balance by the remaining life expectancy of the Participant’s designated beneficiary, determined as provided in Section 7.06(d)(i).

(B)	No Designated Beneficiary. If the Participant dies before the date distributions begin and there is no designated beneficiary as of September 30 of the year following the year of the Participant’s death, distributions of the participant’s entire interest will be completed by December 31 of the calendar year containing the fifth anniversary of the Participant’s death.

(C)	Death of Surviving Spouse Before Distributions to Surviving Spouse Are Required to Begin. If the Participant dies before the date distributions begin, the Participant’s surviving Spouse is the Participant’s sole designated beneficiary, and the surviving Spouse dies before distributions are required to begin to the surviving Spouse under Section 7.06(b)(ii)(A), this Section 7.06(d)(ii) will apply as if the surviving Spouse were the Participant.

(e)	Definitions.

(i)	Designated Beneficiary. The individual who is designated as the beneficiary under Section 7.07 of the Plan and is the designated beneficiary under Section 401(a)(9) of the Internal Revenue Code and Section 1.401(a)(9)-1, Q&A-4, of the Treasury regulations.

(ii)	Distribution Calendar Year. A calendar year for which a minimum distribution is required. For distributions beginning before the Participant’s death, the first distribution calendar year is the calendar year immediately preceding the calendar year which contains the Participant’s Required Beginning Date. For distributions beginning after the Participant’s death, the first distribution calendar year is the calendar year in which distributions are required to begin under Section 7.06(b)(ii). The required minimum distribution for the Participant’s first distribution calendar year will be made on or before the Participant’s required beginning date. The required minimum distribution for other distribution calendar years, including the required minimum distribution for the distribution calendar year in which the Participant’s required beginning date occurs, will be made on or before December 31 of that distribution calendar year.

(iii)	Life Expectancy. Life expectancy as computed by use of the Single Life Table in Section 1.401(a)(9)-9 of the Treasury regulations.

(iv)	Participant’s Account Balance. The Account balance as of the last Valuation Date in the calendar year immediately preceding the distribution calendar year (valuation calendar year) increased by the amount of any contributions made and allocated or forfeitures allocated to the Account balance as of dates in the valuation calendar year after the Valuation Date and decreased by distributions made in the valuation calendar year after the Valuation Date. The Account balance for the valuation calendar year includes any amounts rolled over or transferred to the Plan either in the valuation calendar year or in the distribution calendar year if distributed or transferred in the valuation calendar year.

(v)	Required Beginning Date. The date specified in Section 1.50 and Section 7.05 of the Plan.

(f)	Special Provisions Regarding 2009 Required Minimum Distributions.

(i)	Default Provision. A participant or beneficiary who would have been required to receive required minimum distributions for the 2009 calendar year under this Section and under the minimum distribution requirements of Code Section 401(a)(9) and applicable regulations thereunder, but for the enactment of section 401(a)(9)(H) of the Code (hereinafter “2009 RMDs”), and who would have satisfied that requirement by receiving distributions that are (1) equal to the 2009 RMDs or (2) one or more payments in a series of substantially equal distributions (that include the 2009 RMDs) made at least annually and expected to last for the life (or life expectancy) of the participant, the joint lives (or joint life expectancy) of the participant and the participant’s designated beneficiary, or for a period of at least 10 years (“Extended 2009 RMDs”), will not receive those distributions for 2009 unless the participant or beneficiary chooses to receive such distributions.

(ii)	2009 Election. Participants and Beneficiaries described in the preceding paragraph will be given the opportunity to elect to receive the distributions described therein. In addition, solely for purposes of applying the direct rollover provisions of the Plan, distributions of 2009 RMDs and Extended 2009 RMDs that would not be eligible rollover distributions without regard to section 401(a)(9)(H) will be treated as eligible rollover distributions.

7.07	Beneficiary Designation. Upon the death of a Participant, his Account shall be paid to the beneficiary or beneficiaries designated by him. The designated beneficiary of a married Participant automatically shall be his spouse unless such spouse consents to the designation of another beneficiary or the Participant establishes to the satisfaction of the Committee that he has no spouse or that his spouse cannot be located. Spousal consent shall be given in writing, shall be witnessed by a Plan representative or a notary public, and shall be filed with the Committee. If there is no designated beneficiary surviving at a Participant’s death, payment of the Participant’s account shall be made to his estate. A Participant may designate a new beneficiary or beneficiaries at any time by filing with the Committee a written request for such change on a form prescribed by it. If all or a portion of the Participant’s Account is paid before receipt of a form designating a new beneficiary or beneficiaries, neither the Plan, the Committee, the Employer or the Trustee shall be liable for any additional payment of such amount.

7.08	Distributions Under Qualified Domestic Relations Order. A Participant’s Account shall be payable to an alternate payee at such times as may be specified in a Qualified Domestic Relations Order as both of such terms are defined in Section 414 of the Code. In addition to its general power and authority, the Administrator is authorized to adopt reasonable rules and procedures relating to Qualified Domestic Relations Orders including a rule or rules restricting available Valuation Dates.

7.09	Facility of Payment. Whenever a person entitled to receive any payment of a benefit, or installment thereof, hereunder is under a legal disability or is incapacitated in any way so as to be unable to manage his financial affairs, the Plan Administrator may direct the Trustee to make payments to such person or to his legal representative. Any payment of a benefit or installment thereof in accordance with the provisions of this Section shall be a complete discharge of any liability for the making of such payment under the provisions of the Plan.

If any Beneficiary of any Participant or former Participant shall be a minor, the Trustee shall be fully protected in making any payment required to be made to such minor to any person who shall be a custodian for such minor under the provisions of the Uniform Gifts to Minors Act in effect in the state in which such minor shall reside at the time of such payment.

7.10	Hardship Distributions. Distribution of Elective Deferrals may be made to a Participant in the event of hardship. For the purposes of this Section, hardship is defined as an “immediate and heavy” financial need of the Employee where such distribution is “necessary” because the Employee lacks other available resources. Earnings credited to a Participant’s Elective Deferral Account are not available for hardship distribution. In addition, Matching Contributions (including earnings thereon) from and after April 1, 1998 and any other contributions are not available for distribution in the event of hardship. The Committee’s decision to permit a hardship distribution shall be applied to all Participants in a uniform nondiscriminatory basis.

(a)	Effective January 1, 2006, for purposes of this paragraph an immediate and heavy financial need generally may be treated as not capable of being relieved from other resources that are reasonably available to the Employee, if the Employer relies upon the Employee’s representation (made in writing, or such other form as may be prescribed by the Commissioner of the Internal Revenue Service), unless the Employer has actual knowledge to the contrary that the need cannot reasonably be relieved through the following resources:

(i)	Through reimbursement or compensation by insurance or otherwise;

(ii)	By liquidation of the Employee’s assets;

(iii)	By cessation of Elective Deferrals under the Plan;

(iv)	By other currently available distributions (including distribution of ESOP dividends under Code Section 404(k)) and nontaxable (at the time of the loan) loans, under plans maintained by the Employer or by any other employer; or

(v)	By borrowing from commercial sources on reasonable commercial terms in an amount sufficient to satisfy the need.

(b)	Hardship shall be determined based on the following rules:

(i)	The following are the only financial needs considered immediate and heavy:

(A)	Expenses incurred or necessary for medical care, described in Code Section 213(d), of the Employee, the Employee’s Spouse or dependents;

(B)	The purchase (excluding mortgage payments) of a principal residence for the Employee;

(C)	Payment of tuition and education for the Employee, the Employee’s Spouse, children or dependents;

(D)	Payments necessary to prevent the eviction of the Employee from, or a foreclosure on the mortgage of, the Employee’s principal residence;

(E)	Payments for funeral or burial expenses for the Employee’s deceased parent, Spouse, child or dependent; or

(F)	Expenses to repair damage to the Employee’s principal residence that would qualify for a casualty loss deduction under Code Section 165 (determined without regard to whether the loss exceeds 10 percent of adjusted gross income).

The definition of dependent for all purposes under this Plan is defined in Code Section 152, and, for taxable years beginning on or after January 1, 2005, without regard to Code Sections 152(b)(1), (b)(2) and (d)(1)(B).

(ii)	A distribution will be considered as “necessary” to satisfy an immediate and heavy financial need of the Employee only if:

(A)	The Employee has obtained all distributions, other than hardship distributions, all nontaxable loans under all Plans maintained by the Employer and if eligible to receive distribution of dividends on Common Stock pursuant to Section 14.04 has elected to have dividends distributed.

(B)	All plans maintained by the Employer provide that a Participant who receives a distribution of Elective Deferrals on account of hardship shall be prohibited from making Elective Deferrals under this and all other plans of the Employer for six (6) months after receipt of the distribution.

(C)	The distribution is not in excess of the amount of an immediate and heavy financial need including the amount needed to pay taxes and penalties thereon, if requested; and

(D)	The distribution amount may include any amounts necessary to pay federal, state or local taxes or penalties reasonably anticipated to result from the distribution.

(c)	Withdrawals made pursuant to this Section 7.10 will be made according to the policies and rules prescribed by the Committee with respect to self directed Accounts. Any distributions provided for under this Section 7.10 shall be made as soon as administratively reasonable.

7.11	Direct Rollover of Eligible Rollover Distributions.

(a)	Notwithstanding any provisions of the Plan to the contrary that would otherwise limit a distributee’s election under this Section, a distributee may elect, at the time and in the manner prescribed by the Administrator, to have any portion of an eligible rollover distribution paid directly to an eligible retirement plan specified by the distributee in a direct rollover.

(b)	Definitions.

(i)

Eligible rollover distribution. An eligible rollover distribution is any distribution of all or any portion of the balance to the credit of the distributee, except that an eligible rollover distribution does not include: (a) any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the distributee or the joint lives (or joint life expectancies) of the distributee and the distributee’s designated beneficiary, or for a specified period of ten years or more; (b) any distribution to the extent such distribution is required under Section 401(a)(9) of the Code; (c) the portion of any distribution that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities); (d) and hardship distributions made after December 31, 1998 as described in Code Section 401(k)(E)(B)(I)(IV).

Effective January 1, 2002, a portion of a distribution shall not fail to be an eligible rollover distribution merely because the portion consists of After-Tax Employee Contributions which are not includible in gross income. However, such portion may be transferred only to an individual retirement account or annuity described in Section 408(a) or (b) of the Code, or to a qualified defined contribution Plan described in Section 401(a) or 403(a) of the Code that agrees to separately account for amounts so transferred, including separately accounting for the portion of such distribution which is includible in gross income and the portion of such distribution which is not so includible.

(ii)	Eligible retirement plan. An eligible retirement plan is an individual retirement account described in Section 408(a) of the Code, an individual retirement annuity described in Section 408(b) of the Code, an annuity plan described in Section 403(a) of the Code, or a qualified trust described in Section 401(a) of the Code, that accepts the distributee’s eligible rollover distribution. However, in the case of an eligible rollover distribution to the surviving Spouse, an eligible retirement plan is an individual retirement account or individual retirement annuity.

Effective January 1, 2002, an eligible retirement plan shall also mean an annuity contract described in Section 403(b) of the Code and an eligible Plan under Section 457(b) of the Code which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and which agrees to separately account for amounts transferred into such plan from this Plan. The definition of eligible retirement plan shall also apply in the case of a distribution to a surviving Spouse, or to a Spouse or former Spouse who is the alternate payee under a Qualified Domestic Relation Order, as defined in Section 414(p) of the Code.

(iii)	Distributee. A distributee includes an Employee or former Employee. In addition, the Employee’s or former Employee’s surviving Spouse and the Employee’s or former Employee’s Spouse or former Spouse who is the alternate payee under a Qualified Domestic Relations Order, as defined in Section 414(p) of the Code, are distributees with regard to the interest of the Spouse or former Spouse.

(c)	Special Rules Pertaining to Non-spouse Beneficiary Rollover Right. For distributions after December 31, 2006, a non-spouse beneficiary who is a “designated beneficiary” under Code Section 401(a)(9)(E) and the regulations thereunder, may, by a direct trustee-to-trustee transfer (“direct rollover”), roll over all or any portion of his or her distribution to an individual retirement account or annuity described in Code Section 408(a) or 408(b) (“IRA”) that is established on behalf of the beneficiary and that will be treated as an inherited IRA pursuant to Code Section 402(c)(11). In order to be able to roll over the distribution, the distribution must otherwise satisfy the definition of an eligible rollover distribution.

(i)	Required Minimum Distributions Not Eligible for Rollover. A non-spouse beneficiary may not roll over an amount which is a required minimum distribution ineligible for rollover, as determined under applicable Treasury Regulations and other Revenue Service guidance, including Q&A 17 and 18 of Notice 2007-7, 2007-5 Internal Revenue Bulletin 395. If a Participant dies before his or her required beginning date, then the non-spouse designated beneficiary may deposit into such IRA all or any portion of the distribution that is deemed to be an eligible rollover distribution. In determining the portion of such distribution that is considered to be a required minimum distribution that must be made from the IRA, the beneficiary may elect to use either the 5-year rule or the life expectancy rule, pursuant to Treasury Regulation Section 1.401(a)(9)-3, Q&A-4(c).

(ii)	Certain Requirements Not Applicable. Prior to January 1, 2010, a non-spouse beneficiary direct rollover as provided above, the distribution was not subject to the direct rollover requirements of Code Section 401(a)(31), the notice requirements of Code Section 402(f), or the mandatory withholding requirements of Code Section 3405(c). On and after January 1, 2010, a non-spouse beneficiary rollover is considered an eligible rollover distribution and such requirements apply. If a non-spouse beneficiary receives a distribution from the Plan, the distribution is not eligible for a “60-day” rollover.

(iii)	Trust Beneficiary. If the Participant’s named beneficiary is a trust, the Plan may make a direct rollover to an individual retirement account on behalf of the trust, provided the trust satisfies the requirements to be a designated beneficiary within the meaning of Code Section 401(a)(9)(E).

(d)	Special Rules Pertaining to Rollovers of Roth Contributions.

(i)	For distributions made after December 31, 2007, a Participant or beneficiary may elect to roll over directly an eligible rollover distribution to a Roth IRA described in Code Section 408A(b). Notwithstanding the foregoing, effective January 1, 2009, a Direct Rollover of a distribution from a Roth Elective Deferral Account under the Plan will only be made to another Roth elective deferral account under an applicable retirement plan described in Section 402A(e)(1) of the Code or to a Roth IRA described in Section 408A of the Code, and only to the extent the rollover is permitted under the rules of Section 402(c) of the Code.

(ii)	Notwithstanding Section 11.03, the Plan will accept a rollover contribution to a Roth Elective Deferral Account only if it is a Direct Rollover from another Roth elective deferral account under an applicable retirement plan described in Section 402A(e)(1) of the Code and only to the extent the rollover is permitted under the rules of Section 402(c) of the Code. Where such Direct Rollover of Roth elective deferrals from an applicable retirement plan is made, the period for determining whether distributions of such amounts are qualified distributions (as defined in Code Section 402A(d)(2)) shall be determined according to the rules under Code Section 402A(d)(2)(B).

7.12	In-Service Distributions.

(a)	At the election of the Participant or a former Participant, the Administrator may distribute up to one hundred percent (100%) of the Participant’s Employee After-Tax Contribution Account.

(b)	At the election of the Participant, the Administrator may distribute up to one hundred percent (100%) of amounts allocated to the Participant’s Matching Contributions Account prior to April 1, 1998.

(c)	In the event a Participant has attained the age of 59 1/2, the Participant has a continuing election to receive all or any portion of his Account in the Plan.

(d)	In the event that the Administrator makes a distribution as described above in subsection (a), (b) or (c), the Participant shall continue to be eligible to participate in the Plan on the same basis as any other Employee. Any distribution made pursuant to this Section shall be made in a manner consistent with this Article VII, including, but not limited to, all notice and consent requirements of Sections 411(a)(11) and 417 of the Code and the Regulations thereunder, if applicable.

Any required consent by a Participant to receive a distribution prior to his or her Normal Retirement Date shall be in writing and may be given only after the Participant has received a general explanation of his or her options in accordance with Section 1.411(a)-11(c) of the Income Tax Regulations. Said notice shall be given at least 30 but not more than 180 days prior to making the distribution.

For any distribution notice under Code Section 411(a)(11) (Participant’s consent to distribution) issued in plan years beginning after December 31, 2006, the description of a Participant’s right, if any, to defer receipt of a distribution also will describe the consequences of failing to defer receipt of the distribution. For notices issued before the 90th day after the issuance of Treasury regulations (unless future Internal Revenue Service guidance otherwise requires), the notice will include: (i) a description indicating the investment options available under the Plan (including fees) that will be available if the participant defers distribution; and (ii) the portion of the Summary Plan Description that contains any special rules that might affect materially a Participant’s decision to defer.

(e)	Withdrawals made pursuant to this Section 7.12 will be made according to the policies and rules proscribed by the Committee with respect to self-directed Accounts.

(f)	A Participant, by giving prior written notice to the Committee, may withdraw all or any part of his Rollover Account attributable to rollover contributions. The Trustee, in accordance with the direction of the Committee, will distribute that part of the Participant’s Rollover Account attributable to rollover contributions in accordance with the request of the Participant.

(g)	Any distributions provided for under this Section 7.12 shall be made as soon as administratively reasonable.

7.13	Other Distributable Amounts. A Participant’s Elective Deferral Account, Qualified Employer Contribution Account or amount allocated to a Participant’s Matching Contribution Account for the period on or after April 1, 1998, may be distributed upon the occurrence of any of the following events:

(a)	Termination of the Plan without the establishment of another defined contribution plan other than an employee stock ownership plan (as defined in Code Section 4975(e)(7)), simplified employee pension plan (as defined in Code Section 408(k) or a SIMPLE IRA Plan (as defined in Code Section 408(p).

(b)	The disposition by the Employer to an unrelated corporation of substantially all of the assets (within the meaning of Section 409(d)(2) of the Code) used in a trade or business of the Employer if the Employer continues to maintain this Plan after the disposition, but only with respect to Employees who continue employment with the corporation acquiring such assets.

(c)	The disposition by the Employer to an unrelated entity of the Employer’s interest in a subsidiary (within the meaning of Section 409(d)(3) of the Code) if the Employer continues to maintain this Plan, but only with respect to Employees who continue Employment with such subsidiary.

Notwithstanding any other provision of this Plan, effective for distributions made after December 31, 2001, a Participant’s Elective Deferrals, Qualified Employer Contributions (if any), and earnings attributable to these contributions shall be distributed on account of the Participant’s severance from employment. However, such a distribution shall be subject to the other provisions of the Plan regarding distributions, other than provisions that require a separation from service before such amounts may be distributed. Distributions upon severance from employment shall apply regardless of when the severance from employment occurred.

7.14	Notice of Rollover Treatment. When a distribution is made to a Participant or beneficiary, such Participant or beneficiary shall be furnished with written information that includes a general description of the tax treatment available for such distribution if the distribution qualifies for either rollover treatment or taxation as a lump sum distribution under Section 402(e) of the Code.

ARTICLE VIII

NAMED FIDUCIARY POWERS AND RESPONSIBILITIES

8.01	Allocation of Responsibility. The Named Fiduciary shall have only those specific powers, duties, responsibilities, and obligations as are specifically given it under the Plan.

(a)	The Company shall have the sole responsibility for making the contributions provided for hereunder and shall have the sole authority to appoint and remove the Trustee and the Administrator; to formulate the Plan’s “funding policy and method;” to amend or terminate, in whole or in-part, the Plan; and, effective April 19, 2001, to select the investment options available under the Plan. Such authority to select investment options available under the Plan is delegated to the Committee.

(b)	The Administrator shall have the responsibility for the administration of the Plan, which responsibility is specifically described in the Plan including the responsibility to construe any question of Plan interpretation, subject to the provisions of Section 8.02.

(c)	The Trustee shall have the sole responsibility of management of the assets held under the Trust, all as specifically provided in the Plan and subject to Participant direction of investment in Section 6.04.

8.02	Discretionary Authority. In accordance with Section 503 of Title I of ERISA, the Named Fiduciary under the Plan has complete authority to make final determinations regarding eligibility and to review all denied claims for benefits under the Plan. In exercising its fiduciary responsibilities, the Named Fiduciary shall have absolute discretionary authority to determine whether and to what extent participants and beneficiaries are eligible to participate or are entitled to benefits, and to construe disputed or doubtful Plan terms. The Named Fiduciary shall be deemed to have properly exercised such authority unless it has abused its discretion hereunder by acting arbitrarily and capriciously. Unless specifically reserved by the Named Fiduciary, the Committee shall, as agent for the Named Fiduciary, exercise the discretionary authority granted by this paragraph.

ARTICLE IX

TRUSTEE POWERS AND RESPONSIBILITIES

9.01	Basic Responsibilities. The Trustee shall have the following categories of responsibilities:

(a)	Consistent with the “funding policy and method” determined by the Company or its delegate, to invest, manage, and control the Plan assets.

(b)	At the direction of the Administrator, to pay benefits required under the Plan to be paid to Participants, or, in the event of their death, to their beneficiaries;

(c)	To maintain records of receipts and disbursements and furnish to the Employer and/or Administrator for each Fiscal Year a written annual report pursuant to Section 9.09.

9.02	Investment Powers and Duties. Subject to Participant direction of investments as set forth in Section 6.04, the Trustee shall invest and reinvest the Trust Fund as directed by the Company or its delegate to keep the Trust Fund invested without distinction between principal and income and in such securities or property, real or personal, wherever situated, as selected by the Company or its delegate, including, but not limited to, stocks, common or preferred, bonds and mortgages, mutual funds, common trust funds including common trust funds and collective funds of the Trustee and/or any of its affiliates or other fiduciary and/or any of its affiliates, collective investment funds, and group annuity or deposit administration contracts and other evidences of indebtedness or ownership, and real estate or any interest therein.

At the direction of the Company or its delegate, the Trustee may purchase qualifying employer securities or qualifying employer real property from the Employer or from any other source. All such purchases must be made at fair market values.

9.03	Trustee to Trustee Transfers. The Administrator may accept and receive assets in the form of cash or property transferred directly to the Plan by a trustee of another employee benefit plan qualified under Sections 401(a), 403(b) and 401(d) of the Code. The Administrator shall determine whether a proposed transfer to the Plan meets with the above requirements. Amounts so transferred to the Plan shall be credited to a Rollover Account which shall be fully vested and nonforfeitable at all times.

The Trustee shall accept and receive assets only with respect to Employees, including Employees who have not met the eligibility requirements of Section 2.01.

Provided, however, the Administrator shall not accept assets from the trustee of another employee benefit plan which is required to provide benefits in the form of a Qualified Joint and Survivor Annuity or a Qualified Pre-Retirement Survivor Annuity pursuant to Section 401(a)(11) of the Code.

The Administrator may direct the Trustee to transfer the vested balance of a Participant’s Account directly to a trustee of another employee benefit plan qualified under Section 401(a) of the Code or an IRA qualified under Section 408 of the Code.

9.04	Company Stock Fund.

(a)	The Trustee shall maintain, as an investment option, a Company Stock fund. Cash dividends received on Common Stock shall be distributed pursuant to Section 14.04.

(b)	In the event Huntington Bancshares Incorporated or any Participant is, or will be prohibited from trading in Common Stock under applicable state or federal security laws, the Trustee, at the direction of the Administrator, may (i) keep amounts contributed to the Plan in the form of cash under the same terms as set forth in Section 9.04(d), or (ii) appoint an independent agent for the Plan to purchase shares of Common Stock on behalf of the Plan during such periods, to the extent permitted under applicable state or federal laws.

(c)	The assets of the Common Stock Fund shall be held by the Trustee in the name of the Trust in a commingled fund. The Trustee shall implement a unit system of accounting and may report Participants’ interests in the fund in units. Stock Rights, if any, and any Common Stock received with respect to Common Stock, shall be allocated to the Accounts of Participants in proportion to the shares of Common Stock allocated to each Account.

(d)	The Trustee may, in its sole discretion, maintain in cash from the contributions by and for the Participants such amount as it deems necessary for the operation and administration of the Trust, including but not limited to amounts necessary to provide for payment of fractional shares to Participants, to provide for distributions and investment fund transfers, and such other purposes as may be necessary or appropriate.

(e)	Participants shall have the right to instruct the Trustee as to how shares of Common Stock attributed to their Accounts shall be voted. The Administrator shall establish procedures to be followed by the Trustee implementing the voting rights of the Participants, including informing them of the issues to be voted upon and the manner in which their instructions shall be communicated to the Trustee. In the absence of Participant direction, the Trustee shall vote shares of Common Stock as directed by the Committee.

(f)	The Administrator and the Trustee shall establish procedures designed to safeguard the confidentiality of information relating to the purchase, holding and sale of Company Stock and the exercise of voting tender and similar rights by Participants and beneficiaries. The Trustee is designated as the fiduciary responsible for insuring that the confidentiality procedures required by ERISA §404(c) are sufficient. If the Trustee determines that there exists a potential for undue Employer influence upon Participants and beneficiaries with regard to the direct or indirect exercise of shareholder rights the Trustee shall appoint an independent fiduciary to carry out activities necessary to avoid such potential undue influence.

9.05	Tender Offers. The following provisions shall apply in the event any tender or exchange offer (an “Offer”) is made for the Common Stock:

(a)	As soon as practical after the commencement of an Offer for shares of Common Stock, the Committee shall use its best efforts to timely distribute, or cause to be distributed, to each Participant such information as is distributed to shareholders of Huntington Bancshares Incorporated in connection with such Offer. The Committee shall provide each Participant with forms which the Participant may use to instruct the Trustee whether or not to tender shares of Common Stock allocated to his accounts, to the extent permitted under the terms of such Offer. The Trustee also shall provide each Participant with forms which the Participant may use to revoke any prior instruction at any time prior to the withdrawal deadline of the Offer.

(b)	Each Participant shall have the right to instruct the Trustee as to the manner in which the Trustee is to respond to the Offer for any or all of the Common Stock allocated to his accounts. The Trustee shall follow the directions of each Participant, but the Trustee shall not tender shares of Common Stock for which no instructions are received. The number of shares with respect to which a Participant may provide instructions shall be the total amount of shares credited to his account as of the close of business on the day preceding the date on which the Offer is commenced, or such earlier date as shall be designated by the Committee.

(c)	Any securities received by the Trustee as a result of a tender of shares of Common Stock shall be held, and any cash so received shall be invested in short-term investments, for the account of the Participant with respect to whom shares of Common Stock were tendered. The Trustee may, as it deems appropriate, elect to reinvest any securities received as a result of a tender of shares of Common Stock in short-term investments.

9.06	Other Powers. The Trustee, in addition to all powers and authorities under common law, statutory authority, including ERISA, and other provisions of the Plan, including but not limited to, the funding policy and method determined by the Company or its delegate, and subject to the powers of the Administrator and any Participant shall have the following powers and authorities, to be exercised in the Trustee’s sole discretion:

(a)	To purchase, or subscribe for, any securities or other property and to retain the same. In conjunction with the purchase of securities, margin accounts may be opened and utilized;

(b)	To sell, exchange, convey, transfer, grant options to purchase, or otherwise dispose of any securities or other property held by the Trustee, by private contract or at public auction. No person dealing with the Trustee shall be bound to see to the application of the purchase money or to inquire into the validity, expediency, or propriety of any such sale or other disposition, with or without advertisement;

(c)	To vote upon any stocks, bonds, or other securities; to give general or special proxies or powers of attorney with or without power of substitution; to exercise any conversion privileges, subscription rights or other options, and to make any payments incidental thereto; to oppose, or to consent to, or otherwise participate in, corporate reorganizations or other changes affecting corporate securities, and to delegate discretionary powers, and to pay any assessments or charges in connection therewith; and generally to exercise any of the powers of an owner with respect to stocks, bonds, securities, or other property;

(d)	To keep such portion of the Trust Fund in cash or cash balances as the Trustee may, from time to time, deem to be in the best interests of the Plan, without liability for interest thereon;

(e)	To make, execute, acknowledge, and deliver any and all documents of transfer and conveyance and any and all other instruments that may be necessary or appropriate to carry out the powers herein granted;

(f)	To settle, compromise, or submit to arbitration any claims, debts, or damages due or owing to or from the Plan, to commence or defend suits or legal or administrative proceedings, and to represent the Plan in all suits and legal and administrative proceedings;

(g)	To employ suitable agents and counsel and to pay their reasonable expenses and compensation, and such agent or counsel may or may not be agent or counsel for the Employer;

(h)	To cause any securities or other property held a part of the Trust Fund to be registered in the Trustee’s own name or in the name of one or more of its nominees, and to hold any investments in bearer form, but the books and records of the Trustee shall at all times show that all such investments are part of the Trust Fund;

(i)	To invest funds of the Trust in time deposits or savings accounts bearing a reasonable rate of interest in the Trustee’s bank;

(j)	To invest in Treasury Bills and other forms of United States government obligations;

(k)	To sell, purchase and acquire put or call options if the options are traded on and purchased through a national securities exchange registered under the Securities Act of 1934, as amended, or, if the options are not traded on a national securities exchange, are guaranteed by a member firm of the New York Stock Exchange.

(l)	To deposit monies in federally insured savings accounts or certificates of deposit in banks or savings and loan associations;

(m)	To pool all or any of the Trust Fund, from time to time, with assets belonging to any other qualified employee pension benefit trust created by the Employer or an affiliated company of the Employer, and to commingle such assets and make joint or common investments and carry joint accounts on behalf of this Plan and such other trust or trusts, allocating undivided shares or interests in such investments or accounts or any pooled assets of the two or more trusts in accordance with their respective interests; and

(n)	To do all such acts and exercise all such rights and privileges, although not specifically mentioned herein, as the Trustee may deem necessary to carry out the purposes of the Plan.

9.07	Duties Regarding Contributions and Payments. At the direction of the Administrator, the Trustee shall, from time to time, in accordance with the terms of the Plan: (a) accept contributions to the Plan, including but not limited to, contributions by the Employer; the Trustee is not obligated to collect any contributions from the Employer or to see that such funds are deposited according to the provisions of the Plan or to see that the contributions received comply with the provisions of the Plan; and (b) make payments out of the Trust Fund.

9.08	Trustee’s Compensation and Expenses and Taxes. The Trustee shall be paid such reasonable compensation as shall from time to time be agreed upon in writing by the Company and the Trustee. In addition, the Trustee shall be reimbursed for any reasonable expenses, including reasonable counsel fees incurred by it as Trustee. Such compensation and expenses shall be paid from the Trust Fund unless paid or advanced by the Employer. All taxes of any kind and all kinds whatsoever that may be levied or assessed under existing or future laws upon, or in respect of, the Trust Fund or the income thereof, shall be paid from the Trust Fund.

9.09	Records and Reports. The Trustee shall keep accurate and detailed accounts of all investments receipts and disbursements and other transactions hereunder and all its accounts, books and records relating to the Trust shall be open to inspection and audit by any person designated by the Company at all reasonable times.

9.10	Removal or Resignation of Trustee. The Trustee may be removed at any time by Huntington Bancshares Incorporated upon sixty (60) days notice in writing to the Trustee. The Trustee may resign at any time upon sixty (60) days notice in writing to Huntington Bancshares Incorporated. In the event of a vacancy in the office of Trustee, Huntington Bancshares Incorporated shall appoint a successor trustee or trustees who, upon acceptance of such appointment, shall have all the powers and duties of the predecessor trustee. The title to all funds and properties constituting the Trust Fund shall vest in those who shall from time to time be the successor trustee, or trustees hereunder.

9.11	Plan Expenses and Taxes. The Trustee is authorized and directed to pay from the Trust Fund all taxes, and all reasonable fees, expenses and charges connected with and incurred by it or by the Plan in the administration of the Trust which are not otherwise paid by the Company or an Employer. The Administrator shall advise the Trustee from time to time as to which such fees, expenses and charges shall be paid from the Trust.

ARTICLE X

ADMINISTRATION

10.01	Company Responsibility. The Company shall be responsible for and shall control and manage the operation and administration of the Plan. It shall be the “Administrator” and “Named Fiduciary” for purposes of ERISA and shall be subject to service of process on behalf of the Plan. The Board of Directors of Huntington Bancshares Incorporated shall appoint a Committee to assist with administration of the Plan. The Board shall have the right to remove any member of the Committee at any time, and a member may resign at any time by written resignation to the Board. The Board may fill by appointment any vacancy in the membership of the Committee. All usual and reasonable expenses of the Committee incurred by them in the administration of the Plan and Trust, including but not limited to fees and expenses of professional advisors, may be paid in whole or in part by the Employer, and any expenses not paid by the Employer shall be paid by the Trustee out of the principal income of the Trust Fund. Any members of the Committee who are full-time employees of the Company shall not receive compensation with respect to their services for the Committee.

10.02	Powers and Duties of the Committee. The Committee shall have such duties and powers as may be necessary to discharge its duties hereunder, including but not limited to the following powers:

(a)	To operate and administer the Plan (unless the Plan specifically gives administrative functions to the Administrator or Named Fiduciary) and, in its sole discretion, resolve all questions of interpretation, administration and application arising under or in connection therewith including but not limited to, eligibility, vesting and distribution, except as may be reserved under the Plan to the Employer. The Committee may, from time to time, prescribe and amend regulations for such administration. Whenever directions, designations, applications, requests or other notices are to be given by a Participant under the Plan, they shall be on forms prescribed by the Administrator and shall be filed in such manner as shall be specified by the Administrator.

(b)	To change or waive any requirements of the Plan to conform with law or to meet special circumstances not anticipated or covered in the Plan; and to authorize any agent to execute or deliver any instrument on behalf of the Administrator.

(c)	To employ such agents and assistants, such counsel (who may be counsel to the Employer) and such clerical and other services as the Administrator may require to carry out its duties. The Company reserves authority to employ service providers for the Plan.

(d)	To select, monitor, evaluate and modify, if necessary, the investment alternatives available under the Plan.

(e)	In addition to the powers specified above, the Committee shall have the power to further delegate the powers and duties that the Board has delegated to the Committee with respect to administration to any division or department within the Company.

10.03	Organization and Operation of the Committee.

(a)	The Committee shall act by a majority vote of its members at the time in office, and such action may be taken either by a vote at a meeting or in writing without a meeting. The signature of a majority of the members will be sufficient to authorize Committee action. Routine administration of the Plan may be delegated by the Committee to any member or members thereof or to such agent or agents as it may select.

(b)	The members of the Committee, the Administrator and the Company and its officers and directors shall be entitled to rely upon all valuations, certificates and reports furnished by the Trustee, upon all certificates and reports made by an accountant and upon all opinions given by any legal counsel selected or approved by the Committee, and the members of the Committee and the Employer and its officers and directors shall, except as otherwise provided by law, be fully protected in respect of any action taken or suffered by them in good faith in reliance upon any such valuations, certificates, reports, opinions or other advice of the Trustee or any such accountant or counsel.

Effective April 19, 2001, notwithstanding the above first paragraph of this Section 10.03(b), the members of the Committee the Administrator and the Company and its officers and directors shall be entitled to rely upon all valuations, certificates and reports furnished by the Trustee, upon all certificates and reports made by an accountant, upon all opinions given by any legal counsel selected or approved by the Committee, and upon all reports and information provided to the Committee by the service providers selected by the Company. Members of the Committee and the Employer and its officers and directors shall, except as otherwise provided by law, be fully protected in respect to any action taken or suffered by them in good faith in reliance upon any such valuations, certificates, reports, opinions or other advice of the Trustee or any such accountant, service providers or counsel.

10.04	Statement of Participant’s Account. The Trustee, the Committee or one or more of the Employers under delegation from the Trustee, shall mail or deliver to each Participant a statement setting forth the Account of such participant not less than once each Plan Year. Such statement shall be deemed to have been accepted as correct unless written notice to the contrary is received by the Trustee or the Committee within thirty (30) days after the mailing of such statement to the Participant.

10.05	Delivery of Notices, Reports and Statements. All notices, reports and statements given, made, delivered or transmitted to a Participant or beneficiary shall be deemed duly given, made, delivered or transmitted when either mailed, by such class as the sender may deem appropriate, with postage prepaid and addressed to the Participant or beneficiary at the address last appearing on the records of his Employer or actually delivered by the Employer to the Participant or beneficiary. All notices, directions or other communications given, made, delivered or transmitted by a Participant to the Committee shall not be deemed to have been duly given, made delivered, transmitted or received unless and until actually received by the Committee.

10.06	Claims Procedure. Claims for benefits under the Plan shall be filed, on forms supplied by the Committee, with its Secretary. Written notice of the disposition of a claim shall be furnished the claimant within thirty (30) days after the application therefor is filed. In the event the claim is denied, the reasons for the denial shall be specifically set forth, pertinent provisions of the Plan shall be cited and, where appropriate, an explanation as to how the claimant can perfect the claim will be provided.

10.07	Statutory Claims Procedure.

(a)

General Procedure. The Committee shall have discretion regarding benefit determinations. Unless waived by the Committee, any person entitled to benefits hereunder must file a claim with the Secretary of the Committee upon forms furnished by the Committee.

Notwithstanding any other provision of this Plan, payment of benefits need not be made until receipt of the claim and the expiration of the time periods specified in this Section 10.07 for rendering a decision on the claim. In the event a claim is denied, benefits need not be made or commence until a final decision is reached by the Committee, subject to the provisions of Section 8.02.

(b)	Notice and Appeal Procedure for Claims and Appeals. The Secretary of the Committee shall notify the claimant of its decision within a reasonable period of time, not exceeding ninety (90) days, after receipt of the claim. However, if special circumstances require, the Committee may defer action on a claim for benefits for an additional period not to exceed ninety (90) days, and in that case it shall notify the claimant prior to the close of the initial ninety (90) day period of the special circumstances involved and the time by which it expects to render a decision.

If the Committee determines that any benefits claimed should be denied, it shall give notice to the claimant setting forth the specific reason or reasons for the denial, providing a specific reference to the Plan provisions on which the denial is based, describing any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary, and describing the Plan’s review procedures and the time limits applicable to such procedures.

The claimant shall be entitled to full and fair review by the Committee of the denial. The claimant shall have sixty (60) days after receipt of the denial in which to file a notice of appeal with the Secretary of the Committee. A final determination by the Committee shall be rendered within a reasonable period of time, not exceeding sixty (60) days, after receipt of the claimant’s notice of appeal. Under special circumstances, such determination may be delayed for an additional period not to exceed sixty (60) days, in which case the claimant shall be notified of the delay prior to the close of the initial sixty (60) day period. The Committee’s final decision shall set forth the reasons and the references to the Plan provisions on which it is based, shall advise that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits, and shall advise the claimant of the right to bring an action under Section 502(a) of ERISA.

(c)	Committee’s Discretion; Final Determination by Named Fiduciary. The Committee shall have discretion in interpreting the terms of the Plan and in making claim determinations. In accordance with Section 8.02, final determinations shall be made by the Named Fiduciary and such determinations shall be conclusive and binding on all persons.

10.08	No Contract of Employment. Nothing in the Plan shall be deemed or construed to impair or affect in any manner whatsoever, the right of the Employers, in their discretion, to hire Employees and with or without cause, to discharge or terminate the service of Employees or Participants.

10.09	Indemnification. The Company shall indemnify any person who is or was a member of the Committee and any person who is or was an Employee of the Employer and who performs or performed services with respect to the Plan, against all liabilities and all reasonable expenses (including, without limitation, counsel fees and amounts paid in settlement other than to the Employer) incurred or paid in connection with any threatened or pending action, suit or proceeding to which he (or his executor, administrator or other legal representative) may be made a party, or in which he may otherwise be involved, by reason of the fact that he serves or has served as a member of the Committee or otherwise performs or has performed services with respect to the Plan; provided, however that (a) if such action, suit or proceeding shall be prosecuted against such person (or his executor, administrator or other legal representative) to final determination on the merits or otherwise, it shall be finally adjudged in such action, suit or proceeding that such person is liable for gross negligence or willful misconduct in the performance of his duty to the Employer or the Plan in relation to the matter or matter in respect of which indemnification is claimed, or (b) if such action, suit or proceeding shall be settled or otherwise terminated as against such person (or his executor, administer or other legal representative) without a final determination, it shall be determined that such person was not guilty of gross negligence or willful misconduct in the performance of his duty to the Employer or the Plan in relation to the matter or matters in respect of which indemnification is claimed, such determination to be made by a majority of the members of the Board of Directors of the Employer or by independent counsel to whom the question may be referred by the Board of Directors.

ARTICLE XI

AMENDMENT, TERMINATION, MERGERS AND ROLLOVERS

11.01	Amendment or Termination.

(a)	Power to Amend or Terminate Plan or Terminate Participation in Plan. Huntington Bancshares Incorporated reserves the right at any time to amend or terminate this Plan and each Employer reserves the right to terminate its participation therein; provided that no such amendment or termination shall have the effect of giving any Employer any right or interest in, or of revoking or diminishing the rights and interest of any Employee in, the funds then held by the Trustee.

An amendment (including the adoption of this Plan as a restatement of an existing plan) may not decrease a Participant’s accrued benefit and may not reduce or eliminate Code Section 411(d)(6) protected benefits determined immediately prior to the effective date of the restatement or the effective date of any provision or amendment. An amendment reduces or eliminates protected benefits under Section 411(d)(6) of the Code if the amendment has the effect of either (i) eliminating or reducing an early retirement benefit or a retirement-type subsidy (as defined in Treasury Regulations), or (ii) except as provided by Treasury Regulations, eliminating an optional form of benefit.

No such amendment which affects the rights, duties or responsibilities of the Trustee may be made without the Trustee’s written consent. The Trustee shall not be required to execute any such amendment unless the amendment affects the duties of the Trustee.

(b)	Full Vesting on Termination of Plan or Discontinuance or Suspension of Contributions. In the event of complete or partial termination of the Plan, all accounts shall be fully vested. In the event of complete discontinuance of contributions or a suspension of contributions by the Employers for a period of five years without termination of the Plan, all active Participant Accounts attributable to contributions of such Employer shall be fully vested.

(c)	Authority to Amend or Terminate Plan or Discontinue or Suspend Contributions. Authority to amend or terminate the Plan or to discontinue or suspend contributions rests with the Board of Directors of Huntington Bancshares Incorporated. The foregoing authority may be delegated to the Committee, to appropriate officers of Huntington Bancshares Incorporated, or to appropriate officers of a corporation which is a member of the Huntington Bancshares Incorporated controlled group of corporations. Any such action to amend, terminate, discontinue or suspend contributions shall be evidenced by a resolution of the Board of Huntington Bancshares Incorporated. Delegation of the foregoing authority shall also be evidenced by a resolution of the Board of Huntington Bancshares Incorporated. Authority to withdraw as a participating Employer rests with the Board of Directors of each participating Employer and shall be exercised and evidenced by a resolution of the Board of Directors of a withdrawing Employer.

11.02	Merger, Direct Transfer and Elective Transfer.

(a)	General Principles. The Trustee may not consent to, or be a party to, any merger or consolidation with another plan, or to a transfer of assets or liabilities to another plan, unless immediately after the merger, consolidation or transfer, the surviving Plan provides each Participant a benefit equal to or greater than the benefit each Participant would have received had the Plan terminated immediately before the merger or consolidation or transfer. The Trustee possesses the specific authority to enter into merger agreements or direct transfer of assets agreements with the trustees of other retirement plans described in Code Section 401(a), including an elective transfer, and to accept the direct transfer of plan assets, or to transfer plan assets, as a party to any such agreement.

In order to carry a merger into effect, special provisions applicable only to accounts of the merging plan may be necessary.

The Trustee may accept a direct transfer of plan assets on behalf of an Employee prior to the date the Employee satisfies the Plan’s eligibility conditions. If the Trustee accepts a direct transfer of plan assets, the Committee and Trustee must treat the Employee as a Participant for all purposes of the Plan except the Employee is not a Participant for purposes of sharing in Employer contributions, or Participant forfeitures under the Plan or making Employee contributions until he actually becomes a Participant in the Plan.

(b)	Elective transfers. The Trustee may not consent to, or be a party to a merger, consolidation or transfer of assets with a defined benefit plan. The Trustee will hold, administer and distribute transferred assets as a part of the Trust and the Trustee must maintain separate “Rollover Account(s)” for the benefit of the Employee on whose behalf the Trustee accepted the transfer in order to reflect the value of the transferred assets. Unless a transfer of assets to this Plan is an elective transfer, the Plan will preserve all Code Section 411(d)(6) protected benefits with respect to those transferred assets.

A transfer is an elective transfer if: (1) the transfer satisfied the first paragraph of this Section 11.02; (2) the transfer is voluntary, under a fully informed election by the Participant; (3) the Participant has an alternative that retains his Code Section 411(d)(6) protected benefits (including an option to leave his benefit in the transferor plan, if that plan is not terminating); (4) the transfer satisfies the applicable spousal consent requirements of the Code; (5) the transferor plan satisfies the joint and survivor notice requirements of the Code, if the Participant’s transferred benefit is subject to those requirements; (6) the Participant has a right to immediate distribution from the transferor plan, in lieu of the elective transfer; (7) the transferred benefit is at least equal to the single sum distribution provided by the transferor plan for which the Participant is eligible; (8) the Participant has a one hundred percent (100%) nonforfeitable interest in the transferred benefit; and (9) the transfer otherwise satisfies applicable Treasury regulations.

(c)	Transfer Procedures and Information Requests. The Committee shall develop such procedures, and may require such information from Employees who have an interest transferred pursuant to the trustee-to-trustee transfer, as it deems necessary to assure that the proposed transfer will meet the requirements of this Section and the requirements of any applicable tax or securities laws and regulations.

(d)	Distribution restrictions under Code Section 401(k). If the plan receives a direct transfer (by merger or otherwise) of elective contributions (or amounts treated as elective contributions) under a plan with a Code Section 401(k) arrangement, the distribution restrictions of Code Sections 401(k)(2) and (10) continue to apply to those transferred elective contributions.

(e)	Authority to Merge, Consolidate, or Transfer Assets. Authority to merge, consolidate or transfer assets rest with the Board of Directors of Huntington Bancshares Incorporated and with the Board of Directors of the corporation (or its successor as plan sponsor) of the plan that is merging, consolidating or transferring assets to this Plan. The foregoing authority may be delegated to the Committee, appropriate officers of Huntington Bancshares Incorporated, a plan sponsor or such other individuals or entities as each Board may determine. Action to merge, consolidate or transfer shall be evidence by a resolution of the Board of Directors of Huntington Bancshares Incorporated and a resolution of the Sponsor of the merging plan. Any delegation of authority shall be evidenced by resolution of the delegating Board of Directors.

11.03	Rollover Contributions. Any Participant, with the Committee’s written consent and after filing with the Committee the forms prescribed by the Committee, may contribute cash or Common Stock, if the Common Stock was received as an eligible rollover distribution from another qualified plan, to the Trust other than as a voluntary contribution if the contribution is an eligible rollover distribution that the Code permits an employee to transfer either directly or indirectly from one qualified plan to another qualified plan or from a conduit individual retirement arrangement. Before accepting a rollover contribution, the Committee may require an Employee to furnish satisfactory evidence that the proposed transfer is in fact an eligible rollover distribution that the Code permits an Employee to make to a qualified plan. A rollover contribution is not an Annual Addition for purposes of Article III. In addition the Committee will refuse any proposed rollover contribution which in its judgment may jeopardize the tax exempt status of the Plan or Trust or create adverse tax consequences for the Employer.

The Trustee will credit rollover contributions to a “Transfer/Rollover Account” for the benefit of the Employee. The Participant may direct the investment of his Rollover Account. Rollover contributions shall be fully vested and nonforfeitable at all times.

An eligible Employee, prior to satisfying the Plan’s eligibility conditions, may make a rollover contribution to the Trust to the same extent and in the same manner as a Participant. If an Employee makes a rollover contribution to the Trust prior to satisfying the Plan’s eligibility conditions, the Committee and Trustee must treat the Employee as a Participant for all purposes of the Plan except the Employee is not a Participant for purposes of sharing in Employer contributions, Matching Contributions or Participant forfeitures under the Plan or making Employee contributions or Elective Deferrals until he actually becomes a Participant in the Plan. If the Employee terminates his service prior to becoming a Participant, the Trustee may distribute his Rollover Account to him, subject to the provisions of Section 7.01(b).

Effective January 1, 2002, the Plan will accept Participant rollover contributions and/or direct rollovers of an eligible rollover distribution from a qualified plan described in Section 401(a) or 403(a) of the Code, an annuity contract described in Section 403(b) of the Code or an eligible plan under Section 457(b) of the Code which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state.

The Plan will accept a rollover contribution from a conduit individual retirement account that has no assets other than assets which (1) were previously distributed to the Employee by another qualified plan as a lump-sum distribution, (2) were eligible for tax-free rollover to a qualified plan and (3) were deposited in such conduit individual retirement account within sixty (60) days of receipt thereof and other than earnings on said assets. The Plan does not accept other Participant rollover contribution from an individual retirement account or annuity.

The Plan will not accept any portion of a rollover contribution or a direct rollover that includes after-tax employee contributions.

ARTICLE XII

TOP-HEAVY PROVISIONS

12.01	Minimum Employer Contribution. If this Plan is “Top Heavy,” as defined below, in any Plan Year, the Plan guarantees a minimum contribution (subject to the provisions of this Article XII) of three percent of Compensation for each “Non–Key Employee,” as defined below, who is a Participant employed by the Employer on the Accounting Date of the Plan Year without regard to hours of Service completed during the Plan Year or to whether he has elected to make Pre–tax Elective Deferrals or Roth Elective Deferrals under Section 4.02, and who is not a Participant in a Top Heavy defined benefit plan maintained by the Employer. Participants who also participate in a Top Heavy defined benefit plan of the Employer shall receive the required minimum benefit in the defined benefit plan rather than in this Plan. The Plan satisfies the guaranteed minimum contribution for the Non–Key Employee if the Non–Key Employee’s contribution rate is at least equal to the minimum contribution. For purposes of this paragraph, a Non–Key Employee Participant includes any Employee otherwise eligible to participate in the Plan but who is not a Participant because his Compensation does not exceed a specified level.

If the contribution rate for the “Key Employee,” as defined below, with the highest contribution rate is less than three percent, the guaranteed minimum contribution for Non–Key Employees shall equal the highest contribution rate received by a Key Employee. The contribution rate is the sum of Employer contributions (not including Employer contributions to Social Security) and forfeitures allocated to the Participant’s Account for the Plan Year divided by his “Compensation,” as defined below, not in excess of the compensation limitation under Code Section 401(a)(17) for the Plan Year. For purposes of determining the minimum contribution for a Plan Year, the Committee shall consider contributions made to any plan pursuant to a compensation reduction agreement or similar arrangement as Employer contributions. To determine the contribution rate, the Committee shall consider all qualified Top Heavy defined contribution plans maintained by the Employer as a single plan.

Notwithstanding the preceding provisions of this Section 12.01, if a defined benefit plan maintained by the Employer that benefits a Key Employee depends on this Plan to satisfy the anti–discrimination rules of Code Section 401(a)(4) or the coverage rules of Code Section 410 (or another plan benefiting the Key Employee so depends on such defined benefit plan), the guaranteed minimum contribution for a Non–Key Employee is three percent of his Compensation regardless of the contribution rate for the Key Employees.

The minimum employer contribution required (to the extent required to be nonforfeitable under Code Section 416(b)) may not be forfeited under Code Section 411(a)(3)(B) or 411(a)(3)(D).

12.02	Additional Contribution. If the contribution rate (excluding Pre–tax Elective Deferrals and Roth Elective Deferrals) for the Plan Year with respect to a Non–Key Employee described in Section 12.05 is less than the minimum contribution, the Employer will increase its contribution for such Employee to the extent necessary so his contribution rate for the Plan Year will equal the guaranteed minimum contribution. Matching Contributions will be taken into account to satisfy the minimum contribution requirement under the Plan, or if the Plan provides that the minimum contribution requirement shall be met in another plan, such other plan. Matching Contributions that are used to satisfy the minimum contribution requirements shall be treated as matching contributions for purposes of the actual contribution percentage test and other requirements of Code Section 401(m). The additional contribution shall be allocated to the Account of a Non-Key Employee for whom the Employer makes the contribution.

12.03	Determination of Top Heavy Status. The Plan is “Top Heavy” for a Plan Year if the Top Heavy ratio as of the Determination Date exceeds sixty percent (60%). The Top Heavy ratio is a fraction, the numerator of which is the sum of the present value of the Accounts of all Key Employees as of the Determination Date, and the denominator of which is a similar sum determined for all Employees. For purposes of determining the present value of the Accounts for the foregoing fraction, the Committee shall include contributions due as of the Determination Date and distributions made for any purpose within the one–year period ending on the Determination Date. In addition, the Committee shall also include distributions made within the five-year period ending on the Determination Date if such distributions were made for reasons other than upon severance from employment, death or disability (e.g., in-service distributions); provided, however, that no distribution shall be counted more than once. In addition, the Committee shall calculate the Top Heavy ratio by disregarding the Account (including distributions, if any, of the Account balance) of an individual who has not received credit for at least one Hour of Service with the Employer during the one-year period ending on the Determination Date in such calculation. The Top Heavy ratio, including the extent to which it must take into account distributions, rollovers and transfers, shall be calculated in accordance with Code Section 416 and the Treasury Regulations thereunder.

If the Employer maintains other qualified plans (including a simplified employee pension plan), this Plan is Top Heavy only if it is part of the Required Aggregation Group, and the Top Heavy ratio for both the Required Aggregation Group and the Permissive Aggregation Group exceeds 60%. The Top Heavy ratio shall be calculated in the same manner as required by the first paragraph of this Section 12.03, taking into account all plans within the Aggregation Group. To the extent distributions to a Participant must be taken into account, the Committee shall include distributions from a terminated plan that would have been part of the Required Aggregation Group if it were in existence on the Determination Date. The present value of accrued benefits and the other amounts the Committee must take into account, under defined benefit plans or simplified employee pension plans included within the group, shall be calculated in accordance with the terms of those plans, Code Section 416 and the Treasury Regulations thereunder. If an aggregated plan does not have a valuation date coinciding with the Determination Date, the Committee shall value the accrued benefits or Accounts in the aggregated plan as of the most recent valuation date falling within the 12-month period ending on the Determination Date. The Committee shall calculate the Top Heavy ratio with reference to the Determination Dates that fall within the same calendar year.

The accrued benefit of a Participant other than a Key Employee shall be determined under (a) the method, if any, that uniformly applies for accrual purposes under all defined benefit plans maintained by the Employer, or (b) if there is no such method, as if such benefit accrued not more rapidly than the slowest accrual rate permitted under the fractional rule of Code Section 411(b)(1)(C).

Code Section 416(g)(4)(H) as clarified by Revenue Ruling 2004-13 excludes from the definition of Top Heavy plan those plans that make only contributions described in Code Sections 401(k)(12) or 401(m)(11) for any Plan Year. If any other contributions are made (e.g., profit sharing contributions or forfeitures) for a Plan Year, the requirements of Code Section 416(g)(4)(H) are not met and the Plan is subject to the Top Heavy rules in Code Section 416 for that Plan Year.

12.04	Top Heavy Vesting Schedule. For any Plan Year for which the Plan is Top Heavy, as determined in accordance with this Article XII, any Participant who severs from the employment of all Employers and all Affiliates shall have, as of the date thereof, a vested right to his entire Account Balance.

12.05	Definitions. For purposes of applying the provisions of this Article XII:

(a)	“Key Employee” means any Employee or former Employee (including any deceased Employee) who at any time during the Plan Year that includes the Determination Date was (i)

an officer of the Employer having annual Compensation greater than $160,000 (as adjusted under Code Section 416(i)(l)), (ii) a more than five–percent owner of the Employer, or (iii) a more than one-percent owner of the Employer having annual Compensation of more than $160,000. The Committee shall make the determination of who is a Key Employee in accordance with Code Section 416(i) and the Treasury Regulations promulgated thereunder.

(b)	“Non–Key Employee” is an Employee who does not meet the definition of Key Employee.

(c)	“Compensation” shall mean the first $245,000 (or such larger amount as the Commissioner of Internal Revenue may prescribe in accordance with Code Section 401(a)(17)) of Compensation as defined in Code Section 415(c)(3), but including amounts contributed by the Employer pursuant to a salary reduction agreement that are excludible from the Employee’s gross income under Section 125, “deemed compensation” under Code Section 125, Section 132(f)(4), Section 402(a)(8), Section 402(h) or Section 403(b) of the Code.

(d)	“Required Aggregation Group” means:

(i)	Each qualified plan of the Employer in which at least one Key Employee participates at any time during the five Plan Year period ending on the Determination Date; and

(ii)	Any other qualified plan of the Employer that enables a plan described in (i) to meet the requirements of Code Section 401(a)(4) or Code Section 410.

The Required Aggregation Group includes any plan of the Employer which was maintained within the last five years ending on the Determination Date on which a top heaviness determination is being made if such plan would otherwise be part of the Required Aggregation Group for the Plan Year but for the fact it has been terminated.

(e)	“Permissive Aggregation Group” is the Required Aggregation Group plus any other qualified plans maintained by the Employer, but only if such group would satisfy in the aggregate the requirements of Code Section 401(a)(4) and Code Section 410. The Committee shall determine which plans to take into account in determining the Permissive Aggregation Group.

(f)	“Employer” shall mean all the members of a controlled group of corporations (as defined in Code Section 414(b)), of a commonly controlled group of trades or businesses (whether or not incorporated) (as defined in Code Section 414(c)), or an affiliated service group (as defined in Code Section 414(m)), of which the Employer is a part. However, the Committee shall not aggregate ownership interests in more than one member of a related group to determine whether an individual is a Key Employee because of his ownership interest in the Employer.

(g)	“Determination Date” for any Plan Year is the Accounting Date of the preceding Plan Year or, in the case of the first Plan Year of the Plan, the Accounting Date of that Plan Year.

ARTICLE XIII

MISCELLANEOUS

13.01	Participant’s Rights. This Plan shall not be deemed to constitute a contract between the Employer and any Participant or to be a consideration or an inducement for the employment of any Participant or Employee. Nothing contained in this Plan shall be deemed to give any Participant or Employee the right to be retained in the service of the Employer or to interfere with the right of the Employer to discharge any Participant or Employee at any time regardless of the effect such discharge shall have upon him as a Participant of this Plan.

13.02	Alienation.

(a)	Subject to the exceptions provided below, no benefit payable out of the Trust Fund to any person (including a Participant or his beneficiary) shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge the same shall be void; and no such benefit shall in any manner be liable for, or subject to, the debts, contracts, liabilities, engagements, or torts of any such person. Furthermore, a benefit under the Plan is not subject to attachment, garnishment, levy, execution or other legal or equitable process., and the same shall not be recognized by the Trustee, except to such extent as may be required by law.

(b)	Nothing contained in this Plan prevents the Trustee, in accordance with the direction of the Committee or Employer, from complying with the provisions of a Qualified Domestic Relations Order (as defined in Code §414(p)). This Plan specifically permits distribution to an alternate payee under a Qualified Domestic Relations Order at any time, irrespective of whether the Participant has attained his earliest retirement age (as defined under Code §414(p)) under the Plan. A distribution to an alternate payee prior to the Participant’s attainment of earliest retirement age is available only if: (1) the order specifies distribution at that time or permits an agreement between the Plan and the alternate payee to authorize an earlier distribution; and (2) if the present value of the alternate payee’s benefits under the Plan exceeds $1,000, and the order requires, alternate payee consent to any distribution occurring prior to the Participant’s attainment of earliest retirement age. Nothing in this paragraph gives a Participant a right to receive distribution at a time otherwise not permitted under the Plan nor does it permit the alternate payee to receive a form of payment not otherwise permitted under the Plan.

The Committee must establish reasonable procedures to determine the qualified status of a domestic relations order. Upon receiving a domestic relations order, the Committee or the Employer promptly will notify the Participant and any alternate payee named in the order, in writing, of the receipt of the order and the Plan’s procedures for determining the qualified status of the order. Within a reasonable period of time after receiving the domestic relations order, the Committee must determine the qualified status of the order and must notify the Participant and each alternate payee, in writing, of its determination.

13.03	Construction of Agreement. This Plan and Trust shall be construed and enforced according to ERISA and the Code and the laws of the State of Ohio, and other than its laws respecting choice of law, to the extent not preempted by ERISA.

13.04	Gender and Number. Wherever any words are used herein in the masculine, feminine or neuter gender, they shall be construed as though they were also used in another gender in all cases where they would so apply, and whenever any words are used herein in the singular or plural form, they shall be construed as though they were also used in the other form in all cases where they would so apply.

13.05	Prohibition Against Diversion of Funds. Except as provided below and otherwise specifically permitted by law, it shall be impossible by operation of the Plan or of the Trust, by termination of either, by power of revocation or amendment, by the happening of any contingency, by collateral arrangement or by any other means, for any part of the corpus or income of any trust fund maintained pursuant to the Plan or any funds contributed thereto to be used for, or diverted to, purposes other than the exclusive benefit of Participants or their beneficiaries.

13.06	Receipt and Release for Payments. Any payment to any Participant, his legal representative, beneficiary, or to any guardian or committee appointed for such Participant or beneficiary in accordance with the provisions of the Plan, shall, to the extent thereof, be in full satisfaction of all claims hereunder against the Trustee and the Employer and the Committee, either of whom may require such Participant, legal representative, beneficiary, guardian or committee, as a condition precedent to such payment, to execute a receipt and release thereof in such form as shall be determined by the Trustee or the Committee or the Employer.

13.07	Uniformity. All provisions of this Plan shall be interpreted and applied in a uniform, nondiscriminatory manner.

13.08	Severability. If any provision of this Plan shall be for any reason invalid or unenforceable, the remaining provisions shall nevertheless be carried into effect.

ARTICLE XIV

THE ESOP

14.01	ESOP Established. This Article is effective December 13, 2000 (the “Effective Date”). The Company Stock Fund and Participants who elect or have elected to have all or a portion of their Account invested in the Company Stock Fund, are designated an ESOP (Code Regulation Section 54.4975-11(a)(2)). The term “ESOP” refers to the Participants and Company Stock Fund described in this Section. The Company intends that the ESOP shall form a portion of the Plan (Code Regulation Section 54.4975-11(a)(5)) and that the Plan and the ESOP together shall constitute a single plan. Thus provisions set forth in other Articles shall apply to the ESOP in the same manner as these provisions apply to the Plan, except to the extent that such provisions are not applicable to an ESOP, or are inconsistent with specific provisions of this Article XIV. Unless otherwise provided by this Article, the ESOP shall not affect any beneficiary designations or any other agreements, election, or consents that Participants, spouses, or beneficiaries validly executed under the terms of the Plan without regard to the ESOP; such designations, agreements, elections, and consents shall apply under the ESOP in the same manner as they apply under the Plan.

The ESOP is intended to satisfy the requirements of an employee stock ownership plan, as defined in the Section 4975(e)(7) of the Code and Section 407(d)(6) of ERISA. The ESOP is designed to invest primarily in Common Stock.

In the case of a Plan that holds employer securities (within the meaning of ERISA Section 407(d)(1), the maximum bond amount is $1,000,000 or such other amount as the Secretary of Labor prescribes.

14.02	Eligibility. Each Plan Participant who, on the Effective Date, has elected to have all or a portion of his Account invested in the Company Stock Fund, shall, without further action, become a Participant in the ESOP. Any other Employee shall become a Participant in the ESOP as of the date on which the Employee becomes a Participant in the Plan and elects to invest part or all of his Account in the Company Stock Fund; if an Employee is already a Participant, but has not elected to have his Account invested in the Company Stock Fund, the Employee shall become a Participant in the ESOP on the day part or all of his Account is invested in the Company Stock Fund.

14.03	Investments in Company Stock. Pursuant to Section 6.04 of the Plan, Participants may elect to have a portion of their Account invested by the Trustee in the Company Stock Fund. It is intended that the ESOP be considered an “eligible individual account plan” which explicitly provides for the acquisition and holding of “qualifying employer securities” (as those terms are defined in Sections 407(d)(3) and 407(d)(5) of ERISA) and that the Trustee may invest up to one hundred percent (100%) of the Trust Fund held by it in Company Stock, to the extent elected by Participants. All provisions of Article IX of the Plan continue to apply to the ESOP.

14.04	Payment of Dividends. (Effective September 1, 2002). Any cash dividend (“dividend”) paid with respect to Common Stock held in Participant Accounts is subject to the following election. A Participant may elect: (a) to have dividends paid to the Trustee and thereafter distributed to the Participant in cash; or (b) to have dividends paid to the Trustee and thereafter reinvested in Common Stock. Dividend distributions to Participants shall be made as soon as administratively feasible but in no event later than ninety (90) days following the close of the Plan Year in which the dividend is paid. A Participant may not elect to reinvest dividends in Common Stock if the Participant has a hardship distribution pending under the Plan.

The initial Participant election pursuant to this Section 14.04 is available with respect to the dividend payable October 1, 2002. Effective with the October 1, 2002 dividend a Participant must affirmatively elect to receive dividends in cash. Any such election shall be subject to the reasonable procedures imposed by the Administrator on a uniform basis for all participants. The default election is an election to reinvest dividends in Common Stock. An election may be changed at any time and from time to time by Participant notifying the Administrator pursuant to procedures prescribed by the Administrator; provided however, with respect to each quarterly dividend payment a Participant’s election becomes irrevocable at 4:00 p.m. on the business day before the date the dividend is paid to the Trustee. If a Participant’s Account becomes subject to an Order, (such as a Domestic Relations Order or restraining order) that restricts distributions from the Plan to the Participant, the Participant will be deemed to have elected reinvestment of dividends in Company Stock with respect to any dividend otherwise payable to Participant during the time the order is in effect. In the case of a deceased Participant, the Participant will be deemed to have elected reinvestment of dividend in Company Stock with respect to any dividend payable on or after the date of notification of the Participant’s death.

Effective January 1, 2011, if a Participant elected to receive dividends in cash but has failed to cash his or her dividend checks and has such uncashed checks cancelled by the Trustee, such Participant will be deemed to have made an election to reinvest dividends in Common Stock until he or she subsequently notifies the Administrator to change this election.

14.05	Payment of Benefits. Upon distribution of a Participant’s Account under Article VII, the Participant (or, if applicable, the Participant’s beneficiary) shall be entitled to receive a distribution of Common Stock then credited to the Participant’s Account under the ESOP at the same time and in the same manner as the Participant receives a distribution of the other parts of Participant’s Account balances in accordance with Article VII of the Plan. A Participant shall not be entitled to elect a time or method of distribution, or to designate a beneficiary, with respect to Common Stock that is different from the time and method of distribution and beneficiary that are applicable to other parts of the Participant’s Account.

For purposes of determining, pursuant to Section 7.02(b), whether a Participant’s Account balances exceed $1,000 (or such other maximum amount as may be permitted by the Code for involuntary payments), the Participant’s ESOP interest shall not be considered separately, but shall be included with the other parts of the Participant’s Account.

Distribution of Common Stock will be made in accordance with Section 7.03.

14.06	Withdrawal and Diversification. A Participant may make withdrawals from the Participant’s Account invested in the ESOP subject to the same rules as apply to withdrawals from Participant’s Account under Article VII of the Plan. A Participant may elect to receive any withdrawal described in this paragraph in the form of Common Stock.

It is the intent of the Employer that the Participant’s withdrawal rights described in Article VII, and the Participant’s right in accordance with Section 6.04 of the Plan to direct how the Participant’s Account balances shall be invested, shall satisfy the diversification requirements of Section 401(a)(28) of the Code. Accordingly, a Participant shall not be entitled to have Participant’s interest in the ESOP invested in any manner other than the ESOP, except as provided by Section 6.04 of the Plan.

14.07

Special Provisions Concerning the ESOP and Non-ESOP Portions of the Plan. The ESOP and Non-ESOP components of the Plan shall be tested separately for purposes of compliance with the coverage rules at Code Section 410(b) and the nondiscrimination rules at Code Section 401(a)(4). For testing purposes, contributions to the Plan shall be deemed allocated to the ESOP or Non-ESOP part of the Plan as of the date of their contribution to the Plan. However, unless otherwise provided by amendment or other provision herein, the Plan intends to fulfill the nondiscrimination requirements of Code Sections 401(k) and (m) by applying the safe harbor rules of Code Section 401(k)(12) on an aggregated basis and will not disaggregate the ESOP and non-ESOP components of the Plan for such purposes for any period during which the Plan applies the safe harbor rules of Code Section 401(k)(12).

This amendment and restatement of the Huntington Investment and Tax Savings Plan, effective as of January 1, 2010 is HEREBY EXECUTED, this 20th day of December, 2010 by Huntington Bancshares Incorporated and The Huntington National Bank, Trustee.

HUNTINGTON BANCSHARES INCORPORATED

By:	/s/ Harry A. Malone

Title:	Senior Vice President

THE HUNTINGTON NATIONAL BANK, TRUSTEE

By:	/s/ Kathleen A. Chapin

Title:	Vice President

SCHEDULE A

LIST OF PARTICIPATING EMPLOYERS

The following list contains the Employers whose Employees currently accrue a benefit under the terms of the Plan as of the Effective Date:

Name of Participating Employer

1.	Huntington Bancshares Incorporated (Plan Sponsor)
2.	The Huntington National Bank
3.	The Huntington Investment Company
4.	The Huntington Kentucky LLC
5.	Huntington Asset Services, Inc.
6.	Huntington Insurance, Inc.
7.	Unified Financial Securities, Inc.
8.	Haberer Registered Investment Advisors, Inc.
9.	LeaseNet Group LLC

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SCHEDULE B

PLAN MERGERS

This Schedule B lists Prior Plans that merged into the Plan. No benefit provided by a merged Prior Plan and protected by Code Section 411(d)(6) shall be eliminated or modified except in a manner that complies with Code Section 411(d)(6) and Regulations thereunder. When provisions of the Prior Plan conflict with this Plan, or this Plan does not provide a benefit, right or feature on substantially the same terms as the Prior Plan, the benefit, right or feature of the Prior Plan is eliminated prospectively effective on the plan merger date. Any protected benefit, right or feature shall be available on the same terms as under the Prior Plan; however, the benefit right or feature is limited to participants in the Prior Plan as of the merger date

Prior Plan accounts shall be consolidated with the corresponding accounts of this Plan, as determined in the Plan Administrator’s discretion. Further, any loan provisions of a Prior Plan are not continued under this Plan, except that any loans outstanding to former participants in a Prior Plan as of the date the Prior Plan merged into the Plan shall continue to be administered pursuant to the provisions of the respective Prior Plan until such loans are repaid in full or otherwise collected by the Plan.

Any installment payment available to a participant or beneficiary upon retirement, death, disability or other distributable event as well as the ability of a participant to elect a qualified joint and survivor annuity or preretirement joint and survivor annuity is eliminated effective August 1, 2002, as to any participant or beneficiary not receiving installment payments (including payments pursuant to a qualified joint and survivor election) on July 31, 2002. The elimination of installment and qualified joint and survivor forms of benefit shall in all respects comply with the provisions of final Section 1.411(d)-4 regulations effective September 6, 2000 to permit elimination of certain alternative forms of benefit.

Merged Plan	Effective Date

Huntington Bank Kenton County, Inc. Employees Retirement Savings Plan	January 1, 1991

First Macomb Corporation Capital Accumulation Plan	January 1, 1991

Charter Oak Financial Corp. Employees’ Savings and Retirement Plan	July 1, 1993

National Banc of Commerce Co. 401(k) Plan	October 1, 1994

Employer Stock Purchase Plan of CB&T Financial Corp	October 1, 1994

The Employer Investment Plan of the First National Bank of Morgantown	October 1, 1994

The First Federal Bank for Savings of Northern Kentucky 401(k) Profit Sharing Plan	January 1, 1995

The Security National Bank 401(k) Plan	May 1, 1995

The Reliance Bank of Florida Savings and Retirement Plan	June 1, 1995

The Bank of Winter Park 401(k) Retirement Plan	November 1, 1997

The First Michigan Bank Corporation 401(k) Cash Option Plan	January 1, 1998

B-1

Merged Plan	Effective Date

Empire National Bank Savings Investment and Retirement Plan	July 1, 2000

J. Rolfe Davis Insurance Agency, Inc. Employees Profit Sharing Plan	January 1, 2001

Archer Meek Weiler Retirement Savings Plan	January 1, 2008

B-2

FIRST AMENDMENT TO THE

HUNTINGTON INVESTMENT AND TAX SAVINGS PLAN

Background

A.	Huntington Bancshares Incorporated (the “Company”) maintains the Huntington Investment and Tax Savings Plan (the “Plan”), amended and restated effective as of January 1, 2010.

B.	Section 11.01 of the Plan gives the Company the power and authority to amend the Plan from time to time.

C.	The Company desires to amend the Plan effective March 1, 2011 to add provisions permitting certain restrictions on the ability of participants to direct investments under the Plan as determined by the Plan Administrator and in accordance with the requirements of Section 404(c) of the Employee Retirement Income Security Act of 1974, as amended.

Amendment

Effective as of March 1, 2011, the Plan is hereby amended as follows:

1.	Section 6.04(b) of the Plan regarding administration of participant account investment is amended by addition of the following sentence to the end of subsection (i) thereof:

Notwithstanding the foregoing, and as provided in subsection (a) above, a Participant’s right to affirmatively direct the investment of all or any portion of his Account may be suspended during an administratively reasonable period as determined by the Company or the Committee and communicated to Participants according to the requirements of Section 101 of ERISA and the regulations thereunder, including but not limited to any short-term trading or other restriction imposed by a mutual fund or other investment option offered by the Plan or any restriction imposed with respect to Company Stock.

2.	Clause (3) of Section 6.04(c) regarding diversification of participant accounts is amended to read as follows:

(3) except as provided in the regulations, the Plan shall not impose restrictions or conditions on the investment of Company Stock that the Plan does not impose on the investment of other Plan assets, other than restrictions or conditions imposed by reason of the application of securities laws, a condition permitted under IRS Notice 2006-107 or other applicable guidance or any Company policy restricting Participant divestiture rights preceding or following publication of the employer’s quarterly earnings statements.

3.	All other provisions of the Plan shall remain unchanged.

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This First Amendment to the Huntington Investment and Tax Savings Plan is hereby adopted by the Employer.

EMPLOYER:

Huntington Bancshares Incorporated

Date: April 1, 2011	By:	/s/ Sarah Hall

	Its:	Benefits Director

2

SECOND AMENDMENT TO THE

HUNTINGTON INVESTMENT AND TAX SAVINGS PLAN

Background

A.	Huntington Bancshares Incorporated (the “Company”) maintains the Huntington Investment and Tax Savings Plan (the “Plan”), amended and restated effective as of January 1, 2010.

B.	Section 11.01 of the Plan gives the Company the power and authority to amend the Plan from time to time.

C.	The Company desires to amend the Plan effective January 1, 2013 to make various changes affecting eligibility to defer into the Plan and the expression of the matching contribution percentage within the Plan.

Amendment

Effective as of January 1, 2013, the Plan is hereby amended as follows:

1.	The first sentence of the first paragraph of Section 2.01 of the Plan, regarding Eligibility Requirements, is deleted and replaced with the following text, and the existing second sentence of such paragraph shall constitute a new paragraph under Section 2.01:

An Employee, other than those Employees excluded under the provisions of this Section and Section 1.23 herein, shall become eligible to participate in the Plan on the Initial Entry Date; provided the Employee is employed on such Date, following the date on which the Employee first performs an Hour of Service. Notwithstanding the foregoing, for such Employees who were employed prior to January 1, 2013 but who had not yet reached an Initial Entry Date, the Initial Entry Date shall be January 1, 2013. Prior to January 1, 2013, an Employee became eligible to participant on the Initial Entry Date following the date on which the Employee attained age 21 and completed six (6) consecutive months of employment commencing on the date such Employee first performs an Hour of Service.

For purposes of eligibility for Matching Contributions under Section 3.02, an Employee shall be eligible for Matching Contributions with respect to deferrals made on or after the first day of the month following completion of 6 consecutive months of employment commencing on the date the Employee first performs and Hour of Service.

2.	Section 3.02 of the Plan, regarding Matching Contributions for Elective Deferrals, is amended in its entirety to read as follows:

3.02	Matching Contributions for Elective Deferrals. The Employer shall make Matching Contributions to the Plan equal to one hundred percent (100%) of the Elective Deferrals made by a Participant pursuant to Section 4.02 and, effective January 1, 2003, the catch-up contributions as provided for in Section 4.03, to the extent that such Elective Deferrals and catch-up contributions do not exceed four percent (4%) of the Participant’s Compensation.

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Such Matching Contributions shall be fully vested and nonforfeitable at all times.

To the extent a Participant is eligible for Matching Contributions, Matching Contributions may be made by the Employer concurrently with payments to the Trustee of the Elective Deferrals required under Section 4.02, provided, however, such Matching Contributions shall be made no later than the time prescribed by law for filing the Employer’s Federal income tax return (including extensions) for the taxable year with respect to which the Matching Contributions are made. Matching Contributions may be made in the form of cash or Company Stock, or a combination thereof.

The foregoing provisions are ineffective for Elective Deferrals made after March 15, 2009 and prior to May 1, 2010.

3.	All other provisions of the Plan shall remain unchanged.

This Second Amendment to the Huntington Investment and Tax Savings Plan is hereby adopted by the Employer.

EMPLOYER:

Huntington Bancshares Incorporated

Date: October 17, 2012	By:	/s/ Roxanna McCulloch

	Its:	Vice President

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